EXHIBIT 10.1
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                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                           SPRINT NEXTEL CORPORATION,

                             ITALY ACQUISITION CORP.

                                       AND

                               IWO HOLDINGS, INC.



                           DATED AS OF AUGUST 29, 2005




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                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

ARTICLE I THE MERGER...........................................................2
         SECTION 1.1.      THE MERGER..........................................2
         SECTION 1.2.      EFFECTIVE TIME; CLOSING.............................2
         SECTION 1.3.      EFFECT OF THE MERGER................................2
         SECTION 1.4.      CONVERSION OF COMPANY COMMON STOCK..................2
         SECTION 1.5.      DISSENTING SHARES...................................3
         SECTION 1.6.      STOCK OPTION PLAN...................................3
         SECTION 1.7.      SURRENDER OF SHARES OF COMPANY COMMON STOCK;
                           STOCK TRANSFER BOOKS................................4

ARTICLE II THE SURVIVING CORPORATION..........................................5
         SECTION 2.1.      CERTIFICATE OF INCORPORATION........................5
         SECTION 2.2.      BYLAWS..............................................6
         SECTION 2.3.      DIRECTORS AND OFFICERS..............................6

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY.....................6
         SECTION 3.1.      ORGANIZATION AND STANDING...........................6
         SECTION 3.2.      CAPITALIZATION......................................7
         SECTION 3.3.      AUTHORITY FOR AGREEMENT.............................7
         SECTION 3.4.      NO CONFLICT.........................................8
         SECTION 3.5.      REQUIRED FILINGS AND CONSENTS.......................9
         SECTION 3.6.      COMPLIANCE..........................................9
         SECTION 3.7.      LICENSES AND PEaMITS...............................10
         SECTION 3.8.      REPORTS; FINANCIAL STATEMENTS; INTERNAL CONTROLS...10
         SECTION 3.9.      ABSENCE OF CERTAIN CHANGES OR EVENTS...............12
         SECTION 3.10.      TAXES.............................................12
         SECTION 3.11.      TITLE TO ASSETS...................................13
         SECTION 3.12.      CHANGE OF CONTROL AGREEMENTS......................14
         SECTION 3.13.      LITIGATION........................................14
         SECTION 3.14.      CONTRACTS AND COMMITMENTS.........................14
         SECTION 3.15.      INFORMATION SUPPLIED..............................15
         SECTION 3.16.      EMPLOYEE BENEFIT PLANS............................15
         SECTION 3.17.      LABOR AND EMPLOYMENT MATTERS......................16
         SECTION 3.18.      ENVIRONMENTAL COMPLIANCE..........................17
         SECTION 3.19.      INTELLECTUAL PROPERTY.............................17
         SECTION 3.20.      UNDISCLOSED LIABILITIES...........................18
         SECTION 3.21.      BROKERS...........................................18
         SECTION 3.22.      RELATED PARTY TRANSACTIONS........................19
         SECTION 3.23.      ANTI-TAKEOVER PROVISIONS..........................19
         SECTION 3.24.      COMPANY INDENTURES................................19
         SECTION 3.25.      BANKRUPTCY........................................19


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ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER.................0
         SECTION 4.1.      ORGANIZATION AND STANDING..........................20
         SECTION 4.2.      AUTHORITY FOR AGREEMENT; ENFORCEABILITY............20
         SECTION 4.3.      NO CONFLICT........................................20
         SECTION 4.4.      REQUIRED FILINGS AND CONSENTS......................21
         SECTION 4.5.      INFORMATION SUPPLIED...............................21
         SECTION 4.6.      BROKERS............................................21
         SECTION 4.7.      NO PRIOR ACTIVITIES................................21
         SECTION 4.8.      AVAILABLE FUNDS....................................21

ARTICLE V COVENANTS 22
         SECTION 5.1.      CONDUCT OF THE BUSINESS PENDING THE MERGER.........22
         SECTION 5.2.      ACCESS TO INFORMATION; CONFIDENTIALITY.............23
         SECTION 5.3.      NOTIFICATION OF CERTAIN MATTERS....................24
         SECTION 5.4.      FURTHER ASSURANCES.................................24
         SECTION 5.5.      BOARD RECOMMENDATIONS..............................25
         SECTION 5.6.      STOCKHOLDER LITIGATION.............................26
         SECTION 5.7.      INDEMNIFICATION....................................26
         SECTION 5.8.      PUBLIC ANNOUNCEMENTS...............................27
         SECTION 5.9.      ACQUISITION PROPOSALS..............................27
         SECTION 5.10.     STOCKHOLDERS' MEETING; PROXY STATEMENT.............28
         SECTION 5.11.     STOCKHOLDER LISTS..................................29
         SECTION 5.12.     DIRECTOR RESIGNATIONS..............................29
         SECTION 5.13.     COMPANY OPTIONS....................................30
         SECTION 5.14.     BENEFITS CONTINUATION; SEVERANCE...................30

ARTICLE VI CONDITIONS.........................................................31
         SECTION 6.1.      CONDITIONS TO THE OBLIGATION OF EACH PARTY.........31
         SECTION 6.2.      CONDITIONS TO OBLIGATIONS OF PARENT AND BUYER
                           TO EFFECT THE MERGER...............................31
         SECTION 6.3.      CONDITIONS TO OBLIGATIONS OF THE COMPANY TO
                           EFFECT THE MERGER..................................32

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER.................................32
         SECTION 7.1.      TERMINATION........................................32
         SECTION 7.2.      EFFECT OF TERMINATION..............................33
         SECTION 7.3.      AMENDMENTS.........................................34
         SECTION 7.4.      WAIVER.............................................34

ARTICLE VIII GENERAL PROVISIONS...............................................35
         SECTION 8.1.      NO THIRD PARTY BENEFICIARIES.......................35
         SECTION 8.2.      ENTIRE AGREEMENT...................................35
         SECTION 8.3.      SUCCESSION AND ASSIGNMENT..........................35
         SECTION 8.4.      COUNTERPARTS.......................................35
         SECTION 8.5.      GOVERNING LAW; VENUE; SERVICE OF PROCESS;
                           WAIVER OF JURY TRIAL...............................35
         SECTION 8.6.      SEVERABILITY.......................................35
         SECTION 8.7.      SPECIFIC PERFORMANCE...............................36
         SECTION 8.8.      CONSTRUCTION.......................................36


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         SECTION 8.9.      NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES
                           AND AGREEMENTS.....................................36
         SECTION 8.10.     CERTAIN DEFINITIONS................................36
         SECTION 8.11.     FEES AND EXPENSES..................................36
         SECTION 8.12.     NOTICES............................................36
         SECTION 8.13.     CROSS-REFERENCES TO CERTAIN TERMS DEFINED
                           ELSEWHERE IN THIS AGREEMENT........................37


EXHIBITS

Exhibit A    -    Form of Certificate of Incorporation
Exhibit B    -    Form of Bylaws
Exhibit C    -    Form of Press Release





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                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (this "AGREEMENT"), dated as of August 29, 2005, by and among SPRINT NEXTEL CORPORATION, a Kansas corporation ("PARENT"), ITALY ACQUISITION CORP., a Delaware corporation ("BUYER") and wholly owned subsidiary of Parent, and IWO HOLDINGS, INC., a Delaware corporation (the "COMPANY").

                              W I T N E S S E T H:

         WHEREAS, the parties to this Agreement desire to effect the acquisition of the Company by Parent through a merger of the Company and Buyer;

         WHEREAS, in furtherance of the foregoing, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), Buyer shall merge with and into the Company (the "Merger") in accordance with the provisions of the DGCL, with the Company as the surviving corporation;

         WHEREAS, as of the date hereof, certain persons of whom AIG Global Investment Corp. or an affiliate thereof is the investment advisor (the "COMMITTED STOCKHOLDERS") have the power in the aggregate, to vote shares of the common stock, par value $0.01 per share, of the Company ("COMPANY COMMON STOCK"), representing approximately 33% of the issued and outstanding shares of Company Common Stock;

         WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent's entering into this Agreement, each Committed Stockholder has entered into a stockholders agreement, dated as of the date hereof (the "STOCKHOLDERS AGREEMENT"), pursuant to which, among other things, such Committed Stockholder has agreed to vote its shares of Company Common Stock in favor of the Merger, subject to the terms and conditions contained therein;

         WHEREAS, the Board of Directors of the Company has unanimously approved this Agreement, the Merger and the transactions contemplated hereby; and

         WHEREAS, the Board of Directors of the Company has unanimously determined that the consideration to be paid for each share of Company Common Stock in the Merger is fair to and in the best interests of the Company and the holders of Company Common Stock (the "COMPANY STOCKHOLDERS") and resolved to recommend that the Company Stockholders adopt this Agreement and approve the Merger and the other transactions contemplated hereby.

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement and intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

         Section 1.1. THE MERGER. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, Buyer shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Buyer shall cease and the Company shall continue as the surviving corporation following the Merger (the "SURVIVING CORPORATION"). The corporate existence of the Company, with all its purposes, rights, privileges, franchises, powers and objects, shall continue unaffected and unimpaired by the Merger and, as the Surviving Corporation, it shall be governed by the DGCL.

         Section 1.2. EFFECTIVE TIME; CLOSING. As promptly as practicable (and in any event within five business days) after the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions which by their terms can only be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), the parties shall cause the Merger to be consummated by filing a certificate of merger or certificate of ownership and merger, if applicable (the "CERTIFICATE OF MERGER"), with the Secretary of State of the State of Delaware and by making all other filings or recordings required under the DGCL in connection with the Merger, in such form as is required by, and executed in accordance with the relevant provisions of, the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time (but not earlier than the time that the Certificate of Merger is filed) as the parties agree shall be specified in the Certificate of Merger (the date and time the Merger becomes effective, the "EFFECTIVE TIME"). On the date of such filing, a closing (the "CLOSING") shall be held at 10:00 a.m., local New York time, at the offices of King & Spalding LLP, 1185 Avenue of the Americas, New York, New York 10036, or at such other time and location as the parties shall otherwise agree.

         Section 1.3. EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Buyer shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Buyer shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

         Section 1.4. CONVERSION OF COMPANY COMMON STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, the Company or the holders of any of the following securities:

                (a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to SECTION 1.4(B) and Dissenting Shares, if any) shall be canceled and, by virtue of the Merger and without any action on the part of the holder thereof, shall be converted automatically into the right to receive an amount in cash equal to $42.50 payable, less any required withholding taxes as described in SECTION 1.7(E) and without interest, to the holder of such share of Company Common Stock, upon surrender of the certificate that formerly evidenced such share of Company Common Stock in the manner provided in SECTION 1.7 (the "MERGER CONSIDERATION");


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                (b)     Each share of Company Common Stock issued and
outstanding immediately prior to the Effective Time that is owned by Parent or Buyer and each share of Company Common Stock that is owned by the Company as treasury stock shall be canceled and retired and cease to exist and no payment or distribution shall be made with respect thereto;

                (c) At the Effective Time, all shares of the Company Common Stock converted pursuant to SECTION 1.4(A) shall no longer be outstanding and shall automatically be canceled and retired and cease to exist, and each holder of a certificate ("CERTIFICATE") representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with SECTION 1.4(A); and

                (d) Each share of common stock, par value $0.01 per share, of Buyer issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

         Section 1.5.   DISSENTING SHARES.

                (a) Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by the Company Stockholders who have demanded and perfected their demands for appraisal of such shares of Company Common Stock in the time and manner provided in Section 262 of the DGCL and, as of the Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL (the "DISSENTING SHARES") shall not be converted as described in SECTION 1.4(A), but shall, by virtue of the Merger, be entitled to only such rights as are granted by SECTION 262 of the DGCL; PROVIDED, HOWEVER, that if such holder shall have failed to perfect or shall have effectively withdrawn or lost his, her or its right to appraisal and payment under the DGCL, such holder's shares of Company Common Stock shall thereupon be deemed to have been converted, at the Effective Time, as described in SECTION 1.4(A), into the right to receive the Merger Consideration set forth in such provisions, without any interest thereon.

                (b) The Company shall give Parent (i) prompt notice of any demands for appraisal pursuant to Section 262 of the DGCL received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL with respect to demands for appraisal and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent or as otherwise required by applicable Law, make any payment with respect to any such demands for appraisal or offer to settle or settle any such demands.

         Section 1.6. STOCK OPTION PLAN. The Company shall ensure that all outstanding options to acquire Company Common Stock (the "COMPANY OPTIONS") granted under the 2005 Equity Award Plan (the "COMPANY STOCK OPTION PLAN") that are not exercised prior to consummation of the Merger shall terminate and expire immediately after consummation of the Merger. In addition, the Company shall pay such holder, immediately after consummation of the Merger, in exchange for the cancellation of such holder's Company Options (regardless of exercise price or whether or not such Company Options are vested and exercisable), an amount in


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cash determined by MULTIPLYING (A) the excess, if any, of the Merger
Consideration over the applicable exercise price per share of the Company Option BY (B) the number of shares of Company Common Stock such holder could have purchased had such holder exercised such Company Option in full immediately after consummation of the Merger, less any withholding taxes as described in
SECTION 1.7(E) and without interest (such amount, the "OPTION CONSIDERATION").

         Section 1.7. SURRENDER OF SHARES OF COMPANY COMMON STOCK; STOCK TRANSFER BOOKS.

                (a) Prior to the Effective Time, Parent shall designate a bank or trust company, reasonably acceptable to the Company, to act as agent (the "PAYING AGENT") for the Company Stockholders to receive the funds necessary to make the payments to the Company Stockholders pursuant to SECTION 1.4 upon surrender of the Company Stockholders' Certificates. Parent shall, at or prior to the Effective Time, deposit with the Paying Agent the aggregate Merger Consideration to be paid in respect of the shares of Company Common Stock (the "FUND"). The Fund shall be invested by the Paying Agent as directed by Parent. Any net profit resulting from, or interest or income produced by, such investments, shall be payable to Parent. Parent shall replace any monies lost through any investment made pursuant to this SECTION 1.7(A). The Paying Agent shall make the payments provided in SECTION 1.4.

                (b) Promptly after the Effective Time, Parent shall cause to be mailed to each person who was, at the Effective Time, a holder of record of shares of Company Common Stock entitled to receive the Merger Consideration pursuant to SECTION 1.4 a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive, in exchange therefor, the Merger Consideration for each share of Company Common Stock formerly evidenced by such Certificate, and such Certificate shall then be canceled. Until so surrendered, each such Certificate shall, at and after the Effective Time, represent for all purposes only the right to receive Merger Consideration. No interest shall accrue or be paid to any beneficial owner of shares of Company Common Stock or any holder of any Certificate with respect to the Merger Consideration payable upon the surrender of any Certificate. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed in blank or to the Paying Agent or otherwise be in proper form for transfer, in the sole discretion of the Paying Agent, and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of Parent that such taxes either have been paid or are not applicable. If any Certificate shall have been lost, stolen or destroyed, upon making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration such holder is entitled to receive pursuant to
SECTION 1.4.


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

                (c) At any time following the date that is six months after the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to it any portion of the Fund that had been made available to the Paying Agent and not disbursed to the Company Stockholders (including all interest and other income received by the Paying Agent in respect of all amounts held in the Fund or other funds made available to it), and thereafter each such holder shall be entitled to look only to Parent (subject to abandoned property, escheat and other similar Laws), and only as general creditors thereof, with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by such holder. If any Certificates representing shares of Company Common Stock shall not have been surrendered immediately prior to such date on which the Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity, any such cash, shares, dividends or distributions payable in respect of such Certificate shall become the property of the Parent, free and clear of all claims or interest of any person previously entitled thereto. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, Buyer or the Paying Agent shall be liable to any Company Stockholder for any Merger Consideration delivered in respect of such share of Company Common Stock to a public official pursuant to any abandoned property, escheat or other similar Law.

                (d) At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, except for Parent and Buyer, the Company Stockholders holding shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by applicable Law, and the Merger Consideration paid pursuant to this Article I upon the surrender or exchange of Certificates shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates.

                (e) Parent, Buyer, the Surviving Corporation and the Paying Agent, as the case may be, shall be entitled to deduct and withhold from the Merger Consideration and any other amount otherwise payable pursuant to this Agreement to any Company Stockholder and any holder of Company Options such amounts that Parent, Buyer, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986 (the "CODE"), the rules and regulations promulgated thereunder or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by Parent, Buyer, the Surviving Corporation or the Paying Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to such holder of the shares of Company Common Stock and Company Options in respect of which such deduction and withholding was made by Parent, Buyer, the Surviving Corporation or the Paying Agent.


                                   ARTICLE II

                            THE SURVIVING CORPORATION

         Section 2.1. CERTIFICATE OF INCORPORATION. The certificate of incorporation of the Surviving Corporation shall be amended as of the Effective Time to be the same as the certificate of incorporation attached hereto as EXHIBIT A, until the same shall thereafter be altered, amended or repealed in accordance with applicable Law or such certificate of incorporation.


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         Section 2.2.   BYLAWS. The bylaws of the Surviving Corporation shall be
amended as of the Effective Time to be the same as the bylaws attached hereto as EXHIBIT B, until the same shall thereafter be altered, amended or repealed in accordance with applicable Law, the certificate of incorporation of the Surviving Corporation or such bylaws.

         Section 2.3. DIRECTORS AND OFFICERS. From and after the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified in accordance with applicable Law, (a) the directors of Buyer at the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of Buyer at the Effective Time shall be the officers of the Surviving Corporation.


                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as disclosed in (i) a publicly available final registration statement, prospectus, report, form or schedule filed since January 1, 2005 by the Company with the Securities and Exchange Commission ("SEC") pursuant to the Securities Act of 1933, as amended (the "SECURITIES ACT") or the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") (collectively, the "COMPANY SEC REPORTS") and prior to the date hereof, but excluding any risk factor disclosure contained in any such Company SEC Report under the heading "Risk Factors" or "Cautionary Note Regarding Forward-Looking Statements" or similar heading, or (ii) the disclosure letter (the "COMPANY DISCLOSURE LETTER") delivered by the Company to the other parties concurrently with the execution of this Agreement (which letter sets forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the Company Disclosure Letter relates; PROVIDED, HOWEVER, that any information set forth in one section of the Company Disclosure Letter will be deemed to apply to each other Section or subsection of this Agreement to which its relevance is reasonably apparent; PROVIDED, FURTHER, that, notwithstanding anything in this Agreement to the contrary, the inclusion of an item in such letter as an exception to a representation or warranty will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect on the Company), the Company represents and warrants to each of the other parties as follows:

         Section 3.1. ORGANIZATION AND STANDING. Each of the Company and each direct or indirect subsidiary of the Company (a "SUBSIDIARY") (i) is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has full corporate or other power and authority and all necessary government approvals to own, lease and operate its properties and assets and to conduct its business as presently conducted and (iii) is duly qualified or licensed to do business as a foreign corporation or other entity and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where failure to have such approvals or to be so qualified or licensed has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has furnished or made available to Parent true and complete copies of the Company's certificate of incorporation (the "COMPANY CERTIFICATE OF INCORPORATION") and the Company's bylaws (the "COMPANY BYLAWS") and the certificate of incorporation and bylaws (or equivalent organizational documents) of each Subsidiary, each as amended to date. Such certificates of incorporation and bylaws (or equivalent organizational documents) are in full force and effect, and neither the Company nor any Subsidiary is in violation of any provision of its certificate of incorporation or bylaws (or equivalent organizational documents).

         Section 3.2. CAPITALIZATION. The authorized capital stock of the Company consists of 9,950,000 shares of Company Common Stock and 50,000 shares of preferred stock, par value $0.01 per share (the "PREFERRED STOCK"). As of the date hereof, (a) 5,000,005 shares of Company Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable and free of preemptive rights, (b) no shares of Company Common Stock are held in the treasury of the Company, (c) 331,942 Company Options are outstanding pursuant to the Company Stock Option Plan, each such option entitling the holder thereof to purchase one share of Company Common Stock, and 555,555 shares of Company Common Stock are authorized and reserved for future issuance pursuant to the exercise of such Company Options, and (d) no shares of Preferred Stock are issued and outstanding. Section 3.2 of the Company Disclosure Letter sets forth a true and complete list of the outstanding Company Options, with the exercise price of each such Company Option. Except as set forth above, there are no options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by the Company or any Subsidiary relating to the issued or unissued capital stock of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, the Company or any Subsidiary. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of any Subsidiary or to pay any dividend or make any other distribution in respect thereof or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any person. Each outstanding share of capital stock of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights. The Company owns (either directly or indirectly) beneficially and of record all of the issued and outstanding capital stock of each Subsidiary, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or such other Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever and does not own an equity interest in any other corporation, partnership or entity, other than in the Subsidiaries. No bonds, debentures, notes or other indebtedness of the Company or the Subsidiaries having the right to vote on any matter on which stockholders may vote are issued or outstanding.

         Section 3.3.   AUTHORITY FOR AGREEMENT.

                (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining necessary stockholder approval, to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement have been duly authorized by all necessary corporate action (including the unanimous approval of the Board of Directors of the Company), and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement (other than, with respect to the Merger, the approval and adoption of this Agreement by the affirmative vote of holders of a majority of the voting power of the then issued and outstanding shares of Company Common Stock and the filing and recordation of the certificate of merger as required by the DGCL). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Buyer, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms. The affirmative vote of holders of a majority of the issued and outstanding shares of Company Common Stock is the only vote of the Company's equity holders necessary to approve this Agreement, the Merger and the other transactions contemplated by this Agreement.

                (b) At a meeting duly called and held on August 29, 2005, the Board of Directors of the Company unanimously (i) determined that this Agreement and the other transactions contemplated hereby, including the Merger, are fair to and in the best interests of, the Company and the Company Stockholders, (ii) determined that the consideration to be paid for each share of Company Common Stock in the Merger is fair to the Company Stockholders, (iii) approved, authorized and adopted this Agreement and approved and authorized the Merger and the other transactions contemplated hereby and (iv) resolved to recommend approval and adoption by the Company Stockholders of this Agreement, the Merger and the other transactions contemplated by this Agreement.

                (c)     Merrill Lynch, Pierce, Fenner & Smith Incorporated
(the "INDEPENDENT ADVISOR"), the independent financial advisor to the Board of Directors of the Company, has delivered to the Board of Directors of the Company its written opinion, dated as of the date of this Agreement, that, as of such date and based on the assumptions, qualifications and limitations contained in such opinion, the consideration to be received by the Company Stockholders in the Merger is fair, from a financial point of view, to such holders. A copy of such opinion is included in Section 3.3(c) of the Company Disclosure Letter.

         Section 3.4. NO CONFLICT. The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated by this Agreement and the Stockholders Agreement will not, (i) conflict with or violate the Company Certificate of Incorporation or the Company Bylaws or equivalent organizational documents of any of the Subsidiaries, (ii) subject to SECTION 3.5, conflict with or violate any United States federal, state or local or any foreign statute, law, rule, regulation, ordinance, code, order, judgment, decree or any other requirement or rule of law (a "LAW") applicable to the Company or any of the Subsidiaries or by which any property or asset of the Company or any of the Subsidiaries is bound or affected, or (iii) result in a breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of, result in triggering any payment or other obligations, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any of the Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries or any property or asset of any of them is bound or affected, except in the case of clauses (ii) and (iii) above for any such conflicts, violations, breaches, defaults or other occurrences that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. "MATERIAL ADVERSE EFFECT" shall mean, with respect to the Company, any change, event or effect shall have occurred or been threatened that, when taken together with all other adverse changes, events or effects that have occurred or been threatened, (i) is or would reasonably be expected to be materially adverse to the business, operations, properties, condition (financial or otherwise), assets or liabilities (including contingent liabilities) of the Company and the Subsidiaries taken as a whole (PROVIDED, HOWEVER, that with respect to this clause (i), Material Adverse Effect will be deemed not to include effects to the extent resulting from (A) changes, after the date hereof, in U.S. generally accepted accounting principles ("GAAP") or the accounting rules and regulations of the SEC, (B) the public announcement of the Merger, (C) any action or failure to act by Parent or any of its affiliates under agreements between Parent or any of its affiliates, on the one hand, and the Company or any of the Subsidiaries, on the other hand, (D) changes in or relating to the United States economy or United States financial, credit or securities markets in general and (E) changes in or relating to the industries in which the Company or the Subsidiaries operate or the markets for any of such entity's products or services in general, which changes in the case of clauses (D) and (E) do not affect the Company or any of the Subsidiaries to a materially disproportionate degree relative to other entities operating in such markets or industries or serving such markets) or (ii) does, or would reasonably be expected to, prevent or materially delay the performance by the Company of any of its obligations under this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

         Section 3.5. REQUIRED FILINGS AND CONSENTS. The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state or local or any foreign government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "GOVERNMENTAL ENTITY") or any consent, approval or authorization of, or notification to, any other person, except (a) for applicable requirements, if any, of state securities or "blue sky" Laws ("BLUE SKY LAWS") and filing and recordation of the certificate of merger as required by the DGCL, (b) for those required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR ACT"), (c) the required notice to the public utilities commission of the State of Massachusetts and (d) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Proxy Statement is not required under the Exchange Act to be filed with the SEC.

         Section 3.6. COMPLIANCE. Subject to SECTION 3.7, each of the Company and the Subsidiaries (a) has been operated at all times in compliance with all Laws applicable to the Company or any of the Subsidiaries or by which any property, business or asset of the Company or any of the Subsidiaries is bound or affected and (b) is not in default or violation of any notes, bonds, mortgages, indentures, contracts, agreements, leases, licenses, permits, franchises, or other instruments or obligations to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries or any property or asset of the Company or any of the Subsidiaries is bound or affected (other than Company Material Licenses which are dealt with exclusively in SECTION 3.7 and Licenses relating to Environmental Laws, which are dealt with exclusively in SECTION 3.18), except in either case for any such failures to comply, conflicts, defaults or violations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

         Section 3.7.   LICENSES AND PERMITS.

                (a) Neither the Company nor any of the Subsidiaries has any Licenses issued or granted by the Federal Communications Commission (the "FCC").

                (b) The Company and the Subsidiaries each has all governmental permits, licenses, franchises, variances, exemptions, orders issued or granted by a Governmental Entity and all other authorizations, consents, certificates of public convenience and/or necessity and approvals issued or granted by a Governmental Entity (collectively, "LICENSES") necessary to conduct its business as presently conducted (the "COMPANY MATERIAL LICENSES"), except those the absence of which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each Company Material License is listed on Section 3.7(a) of the Company Disclosure Letter.

                (c) Each of the Company and the Subsidiaries is in compliance with (i) its obligations under each of the Company Licenses and (ii) the rules and regulations of the Governmental Entity issuing such Company Licenses, except, in either case, for such failures to be in compliance as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There is no pending or, to the knowledge of the Company, threatened by or before the FCC, the Federal Aviation Administration (the "FAA") or any other Governmental Entity, any proceeding, notice of violation, order of forfeiture or complaint or investigation against the Company or any of the Subsidiaries relating to any of the Company Material Licenses, except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The term "COMPANY LICENSES" means, to the extent not otherwise Company Material Licenses, all Licenses issued or granted to the Company or any of the Subsidiaries by a Governmental Entity of any state of the United States regulating telecommunications businesses and all Licenses issued or granted to the Company or any of the Subsidiaries by foreign Governmental Entities regulating telecommunications businesses.

         Section 3.8.   REPORTS; FINANCIAL STATEMENTS; INTERNAL CONTROLS.

                (a) The Company and each of the Subsidiaries have timely filed all reports, registrations, schedules, forms, statements and other documents, together with any amendments required to be made with respect thereto (each, a "REPORT"), that they were required to file since January 1, 2003 with
(i) the FCC, (ii) the SEC, (iii) any state or other federal regulatory authority (other than any taxing authority, which is covered by SECTION 3.10) and (iv) any foreign regulatory authority (other than any taxing authority, which is covered by SECTION 3.10), and have paid all fees and assessments due and payable in connection therewith, except in each case where the failure to file such Report, or to pay such fees and assessments, has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No Report of the Company made with the SEC, as of the date of such Report, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since January 1, 2003, as of their respective dates, all Reports of the Company made with the SEC complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002 (the "SOX ACT") and the rules and regulations thereunder with respect thereto. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the SOX Act, and no enforcement action has been initiated against the Company by the SEC relating to disclosures contained in any Report of the Company made with the SEC.

                (b) The Company has previously made available to Parent copies of (i) the consolidated balance sheet of the Company and the Subsidiaries as of December 31, 2004, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the two years in the period ended December 31, 2004, as reported in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004, including any amendments thereto filed with the SEC (collectively, the "COMPANY 2004 10-K"), filed with the SEC under the Exchange Act, accompanied by the audit report by Ernst & Young LLP, the independent registered public accounting firm with respect to the Company for such periods (such balance sheets and statements, the "AUDITED COMPANY FINANCIAL STATEMENTS") and (ii) the unaudited consolidated balance sheet of the Company and the Subsidiaries as of June 30, 2005 and March 31, 2005 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the five-month period ended June 30, 2005 and the six-month period ended June 30, 2004 and for the one-month period ended January 31, 2005, two-month period ended March 31, 2005 and three-month period ended March 31, 2004, as reported in the Company's Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2005 and March 31, 2005, including any amendments (collectively, the "COMPANY 10-QS") (such balance sheets and statements, the "UNAUDITED COMPANY FINANCIAL STATEMENTS" and, together with the Audited Company Financial Statements, the "COMPANY FINANCIAL STATEMENTS"). The consolidated balance sheets of the Company (including the related notes, where applicable) included in the Company Financial Statements fairly present in all material respects the consolidated financial position of the Company and the Subsidiaries as of the dates thereof, and the other financial statements included in the Company Financial Statements (including the related notes, where applicable) fairly present in all material respects the results of the consolidated operations and changes in stockholders' equity and cash flows of the Company and the Subsidiaries for the respective fiscal periods therein set forth, subject in the case of the Unaudited Company Financial Statements to normal year-end audit adjustments that are consistent with past experience; each of such statements (including the related notes, where applicable) complies in all material respects with the published rules and regulations of the SEC with respect thereto; and each of the Company Financial Statements (including the related notes, where applicable) has been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. There is no applicable accounting rule, consensus or pronouncement that has been adopted as of the date of this Agreement by the SEC, the Financial Accounting Standards Board, the Emerging Issues Task Force or any similar body but is not in effect as of the date of this Agreement that, if implemented, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

                (c) The Company and the Subsidiaries have designed and maintain a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. The

Company (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the Reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms and is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date hereof, to the Company's auditors and the audit committee of the Board of Directors of the Company (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company's ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls over financial reporting.

        Section 3.9. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as contemplated by this Agreement, since December 31, 2004, the Company and the Subsidiaries have conducted their respective businesses in all material respects in the ordinary course and consistent with prior practice and there has not been
(a) any event or occurrence of any condition that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect,
(b) any declaration, setting aside or payment of any dividend or any other distribution with respect to any of the capital stock of the Company or any Subsidiary, (c) any material change in accounting methods, principles or practices employed by the Company, (d) any material change in the Company's internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) or (e) any action of the type described in
SECTION 5.1(B) (other than SECTION 5.1(B)(V) and SECTION 5.1(B)(VI)) or SECTION 5.1(C) that had such action been taken after the date of this Agreement would be in violation of any such Section.

        Section 3.10. TAXES. (a) The Company and each of the Subsidiaries have timely filed all material Tax Returns required to be filed by any of them;
(b) all such Tax Returns are true, correct and complete in all material respects; (c) all Taxes of the Company and the Subsidiaries that are (i) shown as due on such Tax Returns, (ii) otherwise due and payable or (iii) claimed or asserted by any taxing authority to be due, have been paid, except for those Taxes being contested in good faith and for which adequate reserves have been established in the Company Financial Statements; (d) there are no liens for any Taxes upon the assets of the Company or any of the Subsidiaries, other than statutory liens for real estate Taxes not yet due and payable and liens for Taxes contested in good faith; (e) the Company does not know of any proposed or threatened Tax claims or assessments that, if upheld, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (f) neither the Company nor any of the Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (g) the Company and each Subsidiary has withheld and paid over to the relevant taxing authority all Taxes required to have been withheld and paid in connection with payments to employees, independent contractors, creditors, stockholders or other third parties, except for such Taxes that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect; (h) except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the unpaid Taxes of the Company and the Subsidiaries did not exceed the accrual for Tax liability (disregarding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet in the most recent Company Financial Statement (disregarding any notes thereto); (i) neither the Company nor any Subsidiary (A) has been a member of any other affiliated group filing a consolidated federal income Tax Return (except the affiliated group of which the Company is the common parent) or (B) has any liability for the Taxes of any person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise; (j) all Tax Returns filed by or on behalf the Company or any Subsidiary have been examined by the relevant Governmental Entity or the statute of limitations with respect to such Tax Returns has expired; (k) no claim has been made by any Governmental Entity in a jurisdiction in which the Company or any of the Subsidiaries does not file a Tax Return that the Company or any of the Subsidiaries is or may be subject to taxation by such jurisdiction; (l) neither the Company nor any Subsidiary is a party to or bound by any tax allocation or sharing agreement; (m) no closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Tax law), private letter rulings, technical advice memoranda or similar agreement or ruling has been entered into by or with respect to the Company or any of the Subsidiaries; (n) neither the Company nor any of the Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or foreign Tax law); (o) neither the Company nor any Subsidiary has entered into, or otherwise participated (directly or indirectly) in, any "reportable transaction" within the meaning of Treasury Regulations Section 1.6011-4(b) or has received a written opinion from a tax advisor that was intended to provide protection against a tax penalty; and (p) the Company has not made any distribution of stock, and no distribution of stock of the Company has been made, in a transaction described in Section 355 of the Code. For purposes of this Agreement, "TAX" (and, with correlative meaning, "TAXES") means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty or addition thereto, whether disputed or not, imposed by any Governmental Entity; and "TAX RETURN" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

        Section 3.11. TITLE TO ASSETS. The Company and each of the Subsidiaries have good and marketable title to, or a valid leasehold interest in, all of their real and personal properties and assets reflected in the Company 2004 10-K or acquired after December 31, 2004 (other than assets disposed of since December 31, 2004 in the ordinary course of business consistent with past practice) or otherwise used in the conduct of business of the Company and the Subsidiaries, in each case free and clear of all title defects, liens, encumbrances and restrictions, except for (i) liens, encumbrances or restrictions that secure indebtedness that are properly reflected in the Company 2004 10-K; (ii) liens for Taxes accrued but not yet payable; (iii) liens arising as a matter of Law in the ordinary course of business with respect to obligations incurred after December 31, 2004; PROVIDED that the obligations secured by such liens are not delinquent; and (iv) such title defects, liens, encumbrances and restrictions, if any, as individually or in the aggregate have not had, and would not reasonably be expected to have a Material Adverse Effect (each a "COMPANY PERMITTED LIEN"). The Company and each of the Subsidiaries either own, or have valid leasehold interests in, all properties and assets used by them in the conduct of their business, except where the absence of such ownership or leasehold interest has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

        Section 3.12. CHANGE OF CONTROL AGREEMENTS. Neither the execution and delivery of this Agreement nor the consummation of the Merger or the other transactions contemplated by this Agreement, will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any director, officer or employee of the Company. Without limiting the generality of the foregoing, no amount paid or payable by the Company in connection with or by reason of the Merger or the other transactions contemplated by this Agreement, including accelerated vesting of options (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code.

        Section 3.13. LITIGATION. Section 3.13 of the Company Disclosure Letter sets forth a true, correct and complete list of all claims, suits, actions, governmental investigations, indictments or administrative, arbitration or other legal proceedings ("LITIGATION") pending or, to the knowledge of the Company, threatened against the Company or any of the Subsidiaries. No Litigation pending or, to the knowledge of the Company, threatened against the Company or any of the Subsidiaries has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except for such matters which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency, or by arbitration, pursuant to a grievance or other procedure) against or relating to the Company or any of the Subsidiaries.

        Section 3.14.   CONTRACTS AND COMMITMENTS.

                (a) Neither the Company nor any of the Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) that is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated under the Securities
Act) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Reports filed prior to the date hereof, (ii) that materially restricts the conduct of any material line of business by the Company, or the ability of the Company to operate in any geographic area or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation to engage in any line of business material to the Company or to operate in any geographical area, (iii) with or to a labor union or guild (including any collective bargaining agreement), (iv) relating to the borrowing of money or any guarantee in respect of any indebtedness of any person (other than the endorsement of negotiable instruments for collection in the ordinary course of business), (v) that restricts competition or pricing (including "most favored nations" or similar provisions) or (vi) between the Company and any of the Subsidiaries, on the one hand, and any of the Company's stockholders (in their capacity as such), on the other hand. In addition, neither the Company nor any of the Subsidiaries is a party to or bound by any written employment contract. Each contract, arrangement, commitment or understanding of the type described in the preceding two sentences of this SECTION 3.14(A), whether or not set forth in the Company Disclosure Letter, is referred to as a "MATERIAL CONTRACT," and neither the Company nor any of the Subsidiaries knows of, or has received notice of, any violation of any Material Contract by any of the other parties thereto that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

                (b) With such exceptions that have not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Material Contract is valid and binding on the Company or the applicable Subsidiary, as applicable, and is in full force and effect,
(ii) the Company or the applicable Subsidiary has performed all obligations required to be performed by it to date under each Material Contract, and (iii) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of the Subsidiaries under any such Material Contract.

        Section 3.15. INFORMATION SUPPLIED. The proxy statement to be mailed to the Company Stockholders in connection with the meeting (the "STOCKHOLDERS' MEETING") to be called to consider the Merger (the "PROXY STATEMENT") at the date the Proxy Statement is first published, sent or delivered to Company Stockholders or, unless promptly corrected, at any time during the pendency of the Stockholders' Meeting, as the case may be, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Buyer for inclusion or incorporation by reference in the Proxy Statement.

        Section 3.16. EMPLOYEE BENEFIT PLANS. All employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA")) and all other plans, programs and policies which provide compensation or benefits to current or former employees or directors or independent contractors of the Company or any of the Subsidiaries and with respect to which the Company or any Subsidiary has any material liability, whether contingent or otherwise, (individually a "COMPANY BENEFIT PLAN" and collectively the "COMPANY BENEFIT PLANS") are identified in Section 3.16 of the Company Disclosure Letter by the name shown on their plan documents, and there are no Company Benefit Plans other than the Company Benefit Plans identified in Section 3.16 of the Company Disclosure Letter. A true and complete copy of each Company Benefit Plan as currently in effect, any related trust agreement, any ERISA required summary plan description and any Form 5500 filed for 2004, 2003 and 2002 (together with all related schedules, exhibits and attachments) have been furnished to Parent. No Company Benefit Plan is subject to Title IV of ERISA or Code Section 412. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (i) each Company Benefit Plan complies by its terms and in its operation with all the applicable requirements of ERISA, the Code and other applicable Law, (ii) no Company Benefit Plan is under audit or investigation by any government agency and to the knowledge of the Company no such audit or investigation is pending or threatened, (iii) each Company Benefit Plan intended to be qualified under Section 401(a) of the Code is so qualified, and each plan has received a favorable determination letter from the Internal Revenue Service or a favorable opinion letter from the Internal Revenue Service regarding the status of such plan as an approved prototype plan, (iv) neither the Company nor any of the Subsidiaries nor any ERISA Affiliate has any liability, contingent or otherwise, under any benefit plan that is subject to Title IV of ERISA or Section 412 of the Code or is described in Section 413 of the Code or Section 3(37) or Section 3(40) of ERISA,
(v) neither any Company Benefit Plan nor the Company nor any Subsidiary or ERISA

Affiliate has any liability under Chapter 43 of the Code or Section 409 or
Section 502(i) of ERISA which has not been satisfied in full or, to the knowledge of the Company, has engaged in any transaction that would reasonably be expected to result in any such liability, (vi) all contributions which are called for under the terms of any Company Benefit Plan or ERISA or the Code or other applicable Law have been made in full on or before the deadline for making such contributions, (vii) there is no Litigation against or otherwise involving any of the Company Benefit Plans and no Litigation (excluding claims for benefits incurred in the ordinary course of Company Benefit Plan activities) has been brought against or with respect to any such Company Benefit Plan and, to the knowledge of the Company, no such Litigation is pending or threatened and
(viii) except as required by Law, neither the Company nor any of the Subsidiaries has any liability, contingent or otherwise, under any Company Benefit Plan to provide life insurance or medical or other employee welfare benefits to any current or former employee or director or independent contractor upon his or her retirement or termination of employment or service, and neither the Company nor any of the Subsidiaries has ever agreed (whether in oral or written form) to provide any such benefits any current or former employee or director or independent contractor. "ERISA AFFILIATE" means any entity whose employees are treated as employees of the Company or a Subsidiary under Sections 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) of ERISA.

        Section 3.17.   LABOR AND EMPLOYMENT MATTERS.

                (a) Neither the Company nor any of the Subsidiaries is a party to, or bound by, any collective bargaining agreement or other contracts, arrangements, agreements or understandings with a labor union or labor organization that was certified by the National Labor Relations Board ("NLRB") or any other Governmental Entity. There is no existing, pending or, to the knowledge of the Company, threatened (i) unfair labor practice charge or complaint, labor dispute, labor arbitration proceeding or any other matter before the NLRB or any other comparable state agency against or involving the Company or any of the Subsidiaries, (ii) activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of the Subsidiaries, (iii) certification or decertification question relating to collective bargaining units at the premises of the Company or any of the Subsidiaries or (iv) lockout, strike, organized slowdown, work stoppage or work interruption with respect to such employees.

                (b) Since January 1, 2003, neither the Company nor any of the Subsidiaries has experienced any labor strike, work slowdown or stoppage or other material labor dispute and there is no such strike, slowdown, stoppage, or dispute actually pending or, to the knowledge of the Company, threatened against or affecting the Company or any of the Subsidiaries.

                (c) There are no investigations, administrative proceedings, charges or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, sexual preference, disability, handicap, veteran status, or other protected category) pending or threatened before the Equal Employment Opportunity Commission or any federal, state or local agency or court against or involving the Company or any of the Subsidiaries that involve allegations of disparate impact, pattern or practice or class-wide discrimination.

        Section 3.18.  ENVIRONMENTAL COMPLIANCE.

                (a) Except as otherwise does not have, and would not reasonably be expected to have a Material Adverse Effect, (i) the Company possesses, and is in compliance in all material respects with, all permits, licenses and government authorizations and has filed all notices that are required under local, state and federal Laws relating to protection of the environment or human health, pollution control, product registration and hazardous materials ("ENVIRONMENTAL LAWS") applicable to the Company, and (ii) the Company is in compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those Laws or contained in any Law or demand letter issued, entered, promulgated or approved thereunder.

                (b) There are no pending or, to the knowledge of the Company, threatened legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities, or governmental investigations, requests for information or notices of violation of any nature seeking to impose, or that are reasonably likely to result in the imposition, on the Company or any of the Subsidiaries, of any liability or obligation arising under common law or under any Environmental Law (including the federal Comprehensive Environmental Response, Compensation and Liability Act), which liability or obligation, individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, there is no reasonable basis for any such proceeding, claim, action, investigation or remediation that would impose any liability or obligation that, individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of the Subsidiaries is subject to any agreement, order, judgment, decree, directive or lien by or with any Governmental Entity or third party with respect to any environmental liability or obligation that, individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect.

        Section 3.19. INTELLECTUAL PROPERTY. Except as does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

                (a) The Company represents and warrants that (i) the Company has good and exclusive title to each item of the Intellectual Property Rights;
(ii) the Intellectual Property Rights are free and clear of any liens, claims or encumbrances, are not subject to any license (royalty bearing or royalty free) and are not subject to any other arrangement requiring any payment to any person or the obligation to grant such rights to any person in exchange for payment or other consideration; (iii) to the knowledge of the Company, the Company's rights in the Licensed Rights and all other material rights in the Licensed Rights are free and clear of any liens, claims, encumbrances, royalties or other obligations; and (iv) the Intellectual Property Rights and the Licensed Rights are all those material intellectual property rights necessary to the conduct of the business of each of the Company and the Subsidiaries as presently conducted. The validity of the Intellectual Property Rights and title thereto, (A) have not been questioned in any prior Litigation; (B) are not being questioned in any pending Litigation; and (C) to the knowledge of the Company, are not the subject of any threatened or proposed Litigation.

                (b) To the knowledge of the Company, the business of each of the Company and the Subsidiaries, as presently conducted, does not conflict with or infringe on and has not been alleged to conflict with or infringe on any patents, trademarks, trade names, service marks, copyrights, trade secrets or other intellectual property rights of others or to constitute unfair competition or trade practices under the laws of any jurisdiction in which the Company and the Subsidiaries operate.

                (c) The consummation of the transactions contemplated hereby will not result in the loss or impairment of any of the Intellectual Property Rights or the Company's or the Subsidiaries' right to use any of the Licensed Rights. To the knowledge of the Company, there are no third parties using any of the Intellectual Property Rights material to the business of the Company or the Subsidiaries as presently conducted.

                (d) Each of the Company and the Subsidiaries exclusively owns, or possesses valid rights to, all computer software programs that are material to the conduct of the business of the Company and the Subsidiaries. To the Company's knowledge, there are no infringement or misappropriation suits, actions or proceedings pending or threatened against the Company or any Subsidiary with respect to any software owned or licensed by the Company or any Subsidiary. The use by each of the Company and the Subsidiaries of computer software licensed by others to the Company or the Subsidiaries does not breach any terms of any license or other contract between the Company or the Subsidiaries and any third party. The Company and the Subsidiaries are in compliance with the terms and conditions of all license agreements in favor of the Company and the Subsidiaries relating to computer software programs licensed by others for use by the Company or the Subsidiaries.

                (e) For purposes of this SECTION 3.19, (i) "INTELLECTUAL PROPERTY RIGHTS" means all United States and foreign patents and patent applications, all United States and foreign trademark, service mark and copyright registrations and applications therefor, all internet uniform resource locator and domain name registrations and applications therefor, and all material trademarks, trade names, service marks, domain names and copyrights owned by the Company and the Subsidiaries, and (II) "LICENSED RIGHTS" means all United States and foreign patents, trademarks, trade names, service marks and copyrights licensed to the Company or any of the Subsidiaries.

        Section 3.20. UNDISCLOSED LIABILITIES. Except for those liabilities that are reflected or reserved against on the Company's consolidated balance sheet or disclosed in the notes to the Unaudited Company's Financial Statements, in each case included in the Company 10-Qs, and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2005 or liabilities incurred in connection with this Agreement and the transactions contemplated hereby, neither the Company nor any of the Subsidiaries has any liability or obligation of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due and including any off-balance sheet loans, financings, indebtedness, make-whole or similar liabilities or obligations) that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

        Section 3.21. BROKERS. Except pursuant to the Independent Advisor Engagement Letter, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. Section 3.21 of the Company Disclosure Letter includes a complete and correct copy of all agreements between the Company and the Independent Advisor pursuant to which such firm would be entitled to any payment relating to this Agreement, the Merger or the other transactions contemplated by this Agreement.

        Section 3.22. RELATED PARTY TRANSACTIONS. To the knowledge of the Company, no officer or director of the Company or any of the Subsidiaries owns or holds, directly or indirectly, any interest in (excepting holdings solely for passive investment purposes of securities of publicly held and traded entities constituting less than 5% of the equity of any such entity), or is an officer, director, employee or consultant of any person that is, a competitor, lessor, lessee or supplier of the Company or which conducts a business similar to any business conducted by the Company. No officer or director of the Company or any of the Subsidiaries (a) owns or holds, directly or indirectly, in whole or in part, any intellectual property used by the Company or any of the Subsidiaries,
(b) to the knowledge of the Company, has any claim, charge, action or cause of action against the Company or any of the Subsidiaries, except for claims for reasonable unreimbursed travel or entertainment expenses, accrued vacation pay or accrued benefits under any employee benefit plan existing on the date hereof,
(c) to the knowledge of the Company, has made, on behalf of the Company or any of the Subsidiaries, any payment or commitment to pay any commission, fee or other amount to, or to purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any other person of which any officer or director of the Company or any of the Subsidiaries is a partner or shareholder (except holdings solely for passive investment purposes of securities of publicly held and traded entities constituting less than 5% of the equity of any such entity), (d) owes any money to the Company or any of the Subsidiaries or
(e) has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Company or any of the Subsidiaries.

        Section 3.23. ANTI-TAKEOVER PROVISIONS. No "moratorium," "control share," "fair price," "business combination" or other antitakeover Laws are applicable to the Merger or any of the other transactions contemplated by this Agreement or the Stockholders Agreement. The Company is not a party to any stockholder rights agreement or otherwise subject to a stockholder rights plan or similar arrangement.

        Section 3.24.   COMPANY INDENTURES.

                (a) Neither the Company nor any of the Subsidiaries has made any "Restricted Payments" pursuant to, nor has any of them otherwise utilized any of the capacity provided for under, clause (c) of Section 4.07 of the Indentures. "INDENTURES" means (i) the Indenture, dated as of January 6, 2005, and the Supplemental Indenture, dated as of February 10, 2005, related to the Senior Secured Floating Rate Notes due 2012 issued by the Company and (ii) the Indenture, dated as of January 6, 2005, and the Supplemental Indenture, dated as of February 10, 2005, related to the 10.75% Senior Discount Notes due 2015 issued by the Company.

                (b) No "Event of Default" (as defined in each of the Indentures) has occurred and is continuing under either of the Indentures, and neither the Company nor any of the Subsidiaries has previously received a waiver of any Event of Default under either of the Indentures.

        Section 3.25. BANKRUPTCY. All of the distributions and payments required to be made under the Debtors' Joint Plan of Reorganization under title 11 of the United States Code (11 U.S.C. ss.101 et seq.) (the "BANKRUPTCY CODE"), dated January 4, 2005, which was confirmed on or about February 11, 2005 by the United States Bankruptcy Court for the District of Delaware in the Chapter 11 bankruptcy cases of the Company, Independent Wireless One Corporation and Independent Wireless One Leased Realty Corporation (Consolidated under Case No. 05-10009) (the "CHAPTER 11 CASES "), have been made, completed and paid in full, and the Plan has been substantially consummated, as defined in 11 U.S.C. ss.1101(2).


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                               OF PARENT AND BUYER

         Each of Parent and Buyer represents and warrants to the Company as follows:

        Section 4.1. ORGANIZATION AND STANDING. Such person (a) is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation and (b) is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent or Buyer to perform its respective obligations under this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement.

        Section 4.2. AUTHORITY FOR AGREEMENT; ENFORCEABILITY. Such person has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by such person of this Agreement, and the consummation by each such person of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of such person are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement (other than, with respect to the Merger, the filing and recordation of the certificate of merger as required by the DGCL). This Agreement has been duly executed and delivered by such person and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each such person enforceable against such person in accordance with its terms.

        Section 4.3. NO CONFLICT. The execution and delivery of this Agreement by such person do not, and the performance of this Agreement by such person and the consummation of the Merger and the other transactions contemplated by this Agreement and the Stockholders Agreement will not, (a) conflict with or violate the articles or certificate of incorporation or bylaws of such person, (b) conflict with or violate any Law applicable to such person, or (c) result in a breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of, or result in triggering any payment or other obligations, or result in the creation of a lien or other encumbrance on any property or asset of such person pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such person is a party or by which such person or any property or asset of either of them is bound or affected, except in the case of clauses (b) and (c) for any such conflicts, violations, breaches, defaults or other occurrences that would not, and would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the performance by such person of any of its respective obligations under this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

        Section 4.4. REQUIRED FILINGS AND CONSENTS. The execution and delivery of this Agreement by such person do not, and the performance of this Agreement by such person will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except
(a) for applicable requirements, if any, of Blue Sky Laws and filing and recordation of the certificate of merger as required by the DGCL, (b) for those required by the HSR Act, (c) the required notice to the public utilities commission of the State of Massachusetts and (d) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, and would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the performance by such person of any of its respective obligations under this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

        Section 4.5. INFORMATION SUPPLIED. None of the information supplied or to be supplied by such person for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement is first published, sent or delivered to Company Stockholders or, unless promptly corrected, at any time during the pendency of the Stockholders' Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by such person with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement.

        Section 4.6. BROKERS. No broker, finder or investment banker (other than Citigroup Global Markets Inc.) is entitled to any brokerage, finder's or other fee or commission payable by such person in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of such person.

        Section 4.7. NO PRIOR ACTIVITIES. Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement, the Merger and the transactions contemplated hereby, Buyer has not incurred any obligations or liabilities, and has not engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any person or entity.

        Section 4.8. AVAILABLE FUNDS. At the Effective Time, Parent will have available all of the funds necessary for the acquisition of all shares of Company Common Stock pursuant to the Merger and to perform its obligations under this Agreement.

                                   ARTICLE V

                                   COVENANTS

        Section 5.1.    CONDUCT OF THE BUSINESS PENDING THE MERGER.

                (a) The Company covenants and agrees that between the date of this Agreement and the Effective Time, unless Parent shall otherwise agree in writing, (i) the business of the Company and the Subsidiaries shall be conducted only in, and the Company and the Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with prior practice, (ii) the Company and the Subsidiaries shall use all commercially reasonable efforts to preserve substantially intact their business organizations, to keep available the services of their current officers and employees and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other persons with which the Company or the Subsidiaries have significant business relations, and (iii) the Company will comply in all material respects with all applicable Laws wherever its business is conducted, including the timely filing of all reports, forms or other documents with the FCC and with the SEC required pursuant to the Securities Act or the Exchange Act.

                (b) The Company covenants and agrees that between the date of this Agreement and the Effective Time, the Company shall not, nor shall the Company permit any of the Subsidiaries to, (i) declare or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of its capital stock, except for dividends by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company;
(ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (iii) repurchase or otherwise acquire any shares of its capital stock; (iv) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into any such shares of its capital stock, or any rights, warrants or options to acquire any such shares or convertible securities or any stock appreciation rights, phantom stock plans or stock equivalents, other than the issuance of shares of Company Common Stock upon the exercise of Company Options outstanding as of the date of this Agreement; (v) willfully or knowingly take any action that would make the Company's representations and warranties set forth in Article III not true and correct in all material respects; or (vi) take any action that would, or would reasonably be expected to, result in any of the conditions set forth in Article VI not being satisfied.

                (c) Except as set forth in Section 5.1(c) of the Company Disclosure Letter, the Company covenants and agrees that between the date of this Agreement and the Effective Time, the Company shall not, nor shall the Company permit any of the Subsidiaries to, (i) amend its certificate of incorporation or bylaws (or other equivalent organizational documents); (ii) incur any indebtedness for borrowed money or guaranty any such indebtedness of another person, other than (A) borrowings under existing lines of credit (or under any refinancing of such existing lines) or (B) indebtedness owing to, or guaranties of indebtedness owing to, the Company (iii) make any loans or advances to any other person other than loans or advances between any Subsidiary or between the Company and any Subsidiary (other than loans or advances less than $50,000 made in the ordinary course of business consistent with past practice); (iv) except as permitted in SECTION 5.5(B), merge or consolidate with any other entity in any transaction, or acquire (other than capital expenditures permitted by SECTION 5.1(D)) or sell any business or assets in a single transaction or series of transactions in which the aggregate consideration is $100,000 or greater or enter into any partnership, joint venture or similar arrangement; (v) change any material accounting policies or methods of accounting in effect at June 30, 2005, except as required by GAAP as concurred with by the Company's independent auditors; (vi) make any change in employment terms for any of its directors or officers; (vii) alter, amend or create any obligations with respect to compensation, severance, benefits, change of control payments or any other payments to employees, directors or affiliates of the Company or the Subsidiaries, other than with respect to alterations or amendments made with respect to non-officers and non-directors in the ordinary course of business consistent with past practice or required by applicable Law or as expressly contemplated by this Agreement or consented to in writing by Parent; (viii) other than as required by applicable Law, make any change to the Company Benefit Plans; (ix) acquire, or participate in any auction or other process related to the acquisition of, personal communications service licenses or wireless spectrum; (x) settle any material claim, action or proceeding, except to the extent subject to and not in excess of reserves that relate to the matter being settled existing as of December 31, 2004; (xi) other than the renewal in the ordinary course of business, amend in any material respect, waive any of its material rights under, or enter into any agreements, arrangements or commitments that would be required to be disclosed in Section 3.14 or Section
3.22 of the Company Disclosure Letter; (xii) make or change any election with respect to Taxes or change any accounting method, file any claim for refund or any amended Tax Return, settle any Tax dispute or waive or extend the statute of limitations relating to any Taxes of the Company or any Subsidiary; (xiii) apply for or otherwise seek to obtain any License issued or granted by the FCC; or
(xiv) commit or agree to take any of the actions described in this SECTION 5.1.

                (d) Section 5.1(d) of the Company Disclosure Letter sets forth the projected capital expenditures for the Company and the Subsidiaries on a consolidated basis from the date of this Agreement through December 31, 2005. The Company agrees that it shall not incur capital expenditures, in the aggregate, in excess of such projected capital expenditures.

        Section 5.2.    ACCESS TO INFORMATION; CONFIDENTIALITY.

                (a) From the date hereof to the Effective Time, the Company shall, and shall cause the officers, directors, employees, auditors, attorneys, financial advisors, lenders and other agents (collectively, the "REPRESENTATIVES") of the Company to, afford the Representatives of Parent and Buyer reasonable access at all reasonable times to the officers, employees, agents, properties, offices and other facilities, books and records of the Company and the Subsidiaries, and shall furnish Parent and Buyer with all financial, operating and other data and information as Parent or Buyer, through its Representatives, may reasonably request, except in each case with respect to any document or other information with respect to any potential litigation between the Company and the Subsidiaries, on the one hand, and Parent or any of its affiliates, on the other hand, that is subject to an attorney-client or other privilege or constitutes attorney work product. Parent will remain subject to the terms of a confidentiality agreement with the Company dated April 4, 2005 (the "CONFIDENTIALITY AGREEMENT"). In addition, from the date hereof to the Effective Time, the Company shall, and shall cause its Representatives to, cooperate and consult with Parent regarding transition planning and post-closing integration issues as reasonably requested by Parent. To facilitate such cooperation and consultation, the Company shall make available to such Representatives of Parent office space and secretarial or other administrative services as reasonably requested by Parent. The use of any information for the purpose of evaluating the Merger or the other transactions contemplated by this

Agreement that Parent or Buyer or any of their affiliates may possess regarding the Company or any of its affiliates, including information provided under any agreement to which Parent, Buyer or any of its affiliates, on the one hand, and the Company or any of its affiliates, on the other hand, are a party, shall not be deemed a breach of any non-competition, non-disclosure or non-use agreement or other restrictive agreement with respect thereto.

                (b) No investigation pursuant to this SECTION 5.2 shall affect any representation or warranty in this Agreement of any party or any condition to the obligations of the parties.

        Section 5.3. NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Parent of any change or event (i) that has or would reasonably be expected to have a Material Adverse Effect or (ii) that it believes results or would reasonably be expected to result in a failure of the condition set forth in SECTION 6.2(A). Parent shall give prompt notice to the Company of any change or event (i) that has or would reasonably be expected to have a material adverse effect on the ability of Parent or Buyer to perform its respective obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement or (ii) that it believes results or would reasonably be expected to result in a failure of the condition set forth in SECTION 6.3. The delivery of any notice pursuant to this SECTION 5.3, however, shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. If any event or matter arises after the date of this Agreement that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Letter or that is necessary to correct any information in the Company Disclosure Letter that has been rendered inaccurate thereby, then the Company shall promptly supplement, or amend the Company Disclosure Letter that it has delivered pursuant to this Agreement and deliver such supplement or amendment to Parent; PROVIDED that such supplement or amendment shall be for informational purposes only and shall not enlarge, reduce or otherwise modify the rights of the parties hereunder (including the right of any party to assert the failure of a condition to Closing set forth in Article VI without regard to any such supplement or amendment).

        Section 5.4.    FURTHER ASSURANCES.

                (a) Upon the terms and subject to the conditions hereof, each of the parties shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under Law, subject to SECTION 5.5, to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including using all commercially reasonable efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of each Governmental Entity and parties to contracts with the Company and the Subsidiaries as are necessary for the consummation of the Merger and the other transactions contemplated by this Agreement and to fulfill the conditions set forth in Article VI. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers of each party to this Agreement and the Surviving Corporation, subject to SECTION 5.5, shall use all commercially reasonable efforts to take all such action.

                (b) In connection with, and without limiting the foregoing, the Company shall (i) take all actions necessary to ensure that no state antitakeover statute or similar statute or regulation is or becomes operative with respect to this Agreement, the Merger or any other transactions contemplated by this Agreement and (ii) if any state antitakeover statute or similar statute or regulation is or becomes operative with respect to this Agreement, the Merger or any other transaction contemplated by this Agreement, take all actions necessary to ensure that this Agreement, the Merger and any other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

        Section 5.5.    BOARD RECOMMENDATIONS.

                (a) In connection with the Merger and the Stockholders' Meeting, the Board of Directors of the Company shall (i) subject to SECTION 5.5(B), recommend to the Company Stockholders to vote in favor of the approval of the Merger Agreement and the Merger and use commercially reasonable efforts to obtain the necessary approvals by the Company Stockholders of this Agreement, the Merger and the other transactions contemplated by this Agreement and (ii) otherwise comply with all legal requirements applicable to such meeting.

                (b) Neither the Board of Directors of the Company nor any committee thereof shall, except as expressly permitted by this SECTION 5.5(B),
(i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify the approval or recommendation of such Board of Directors or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any transaction involving an Acquisition Proposal from a third party (an "ALTERNATIVE TRANSACTION"), or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (other than a confidentiality agreement in compliance with the provisions of SECTION 5.9(B) (each, an "ACQUISITION AGREEMENT") related to any Alternative Transaction. Notwithstanding the foregoing, if prior to the adoption of this Agreement by the Company Stockholders, the Board of Directors of the Company determines in good faith, after it has received a Superior Proposal in compliance with SECTION 5.5(B)and after receipt of advice from outside counsel, that it is required to do so to comply with fiduciary duties to the Company Stockholders under applicable Delaware Law, the Board of Directors of the Company may (subject to this and the following sentences) inform the Company Stockholders that it no longer believes that the Merger is advisable and no longer recommends approval (a "SUBSEQUENT DETERMINATION"), but only at a time that is after the fifth business day following Parent's receipt of written notice advising Parent that the Board of Directors of the Company has received a Superior Proposal or an Acquisition Proposal that is reasonably likely to be a Superior Proposal. Such written notice shall specify the material terms and conditions of such Superior Proposal or Acquisition Proposal (and include a copy thereof with all accompanying documentation, if in writing), identify the person making such Superior Proposal and state that the Board of Directors of the Company is considering making a Subsequent Determination. During such five business day period, the Company shall provide an opportunity for Parent to propose such adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with its recommendation to the Company Stockholders without a Subsequent Determination; PROVIDED, HOWEVER, that any such proposed adjustment shall be at the discretion of Parent at the time. For purposes of this Agreement, a "SUPERIOR PROPOSAL" means any proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Alternative Transaction that the Board of Directors of the Company determines in its good faith judgment (based on the advice of an independent financial advisor) to be more favorable to the Company Stockholders than the Merger, taking into account all relevant factors (including whether, in the good faith judgment of the Board of Directors of the Company, after obtaining the advice of such independent financial advisor, the third party is reasonably able to finance the transaction, and any proposed changes to this Agreement that may be proposed by Parent in response to such Alternative Transaction). Notwithstanding any other provision in this Agreement, the Company shall submit this Agreement to the Company Stockholders whether or not the Board of Directors of the Company makes a Subsequent Determination. Nothing contained in this SECTION 5.5 shall prohibit the Company or the Board of Directors of the Company from (A) taking and disclosing to the Company Stockholders pursuant to Rule 14e-2 promulgated under the Exchange Act a position with respect to a tender or exchange offer by a third party, which is consistent with its obligations hereunder or (B) making such disclosure to the Company Stockholders as, in the good faith judgment of the Board of Directors of the Company, after receiving advice from outside counsel is consistent with its obligations hereunder and is required by applicable Law; PROVIDED, that the Company may not, except as provided by this SECTION 5.5(B), withdraw, qualify or modify, in a manner adverse to Parent, the approval or recommendation of such Board of Directors of the Merger or this Agreement.

        Section 5.6. STOCKHOLDER LITIGATION. The Company or Parent shall give the other party the opportunity to participate in the defense or settlement of any stockholder Litigation against the Company and its directors or Parent and its directors, as the case may be, relating to the transactions contemplated by this Agreement or the Merger; PROVIDED, however, that no such settlement shall be agreed to without Parent's consent, which consent will not be unreasonably withheld.

        Section 5.7.    INDEMNIFICATION.

                (a) It is understood and agreed that all rights to indemnification by the Company now existing in favor of each present and former director, officer, employee and agent of the Company or the Subsidiaries (the "INDEMNIFIED PARTIES") as provided in the Company Certificate of Incorporation or the Company Bylaws, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof, copies of which have been provided to Parent, shall survive the Merger, and Parent shall, subject to SECTION 5.7(C), (i) cause the Surviving Corporation to continue in full force and effect for a period of at least six years from the Effective Time and (ii) perform, or cause the Surviving Corporation to perform, in a timely manner, the Surviving Corporation's obligation with respect thereto. Parent and Buyer agree that any claims for indemnification hereunder as to which they have received written notice prior to the sixth anniversary of the Effective Time shall survive, whether or not such claims shall have been finally adjudicated or settled.

                (b) Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, maintain in effect for six years from the Effective Time, if available, the current directors' and officers' liability insurance policies ("D&O INSURANCE") covered by such policies (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are not materially less favorable) with respect to matters occurring prior to the Effective Time; PROVIDED, HOWEVER, that in no event shall the Surviving Corporation be required to expend pursuant to this SECTION 5.7(B) more than an amount per year equal to 200% of current annual premiums paid by the Company for such insurance. In the event that, but for the proviso to the immediately preceding sentence, the Surviving Corporation would be required to expend more than 200% of current annual premiums, the Surviving Corporation shall obtain the maximum amount of such insurance obtainable by payment of annual premiums equal to 200% of current annual premiums. If the Surviving Corporation elects to reduce the amount of insurance coverage pursuant to the preceding sentence, it will furnish to the officers and directors currently covered by such D&O Insurance reasonable notice of such reduction in coverage and shall, to the extent additional coverage is available, afford such persons the opportunity to pay such additional premiums as may be necessary to maintain the existing level of D&O Insurance coverage. In lieu of the foregoing, the Company may purchase, prior to the Effective Time, a six-year "tail" prepaid officers' and directors' liability insurance policy in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnified Party currently covered by the Company's D&O Insurance; PROVIDED that the premium and terms of such insurance are reasonably acceptable to Parent (it being understood that a policy with a one-time premium not in excess of 200% of the current annual premium shall be deemed to be reasonably acceptable to Parent).

                (c) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this SECTION 5.7.

                (d) The provisions of this SECTION 5.7 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

        Section 5.8. PUBLIC ANNOUNCEMENTS. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law or any listing agreement with a national securities exchange or trading system to which Parent or the Company is a party. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement will be substantially in the form attached as EXHIBIT C; PROVIDED, HOWEVER, that such press release may be combined with and include disclosure by Parent of information relating to matters that are unrelated to the transactions contemplated by this Agreement.

        Section 5.9.    ACQUISITION PROPOSALS.

                (a) The Company shall, on the date hereof, terminate (and shall cause each Subsidiary to terminate) all direct and indirect negotiations and discussions with all other parties with respect to any Acquisition Proposal or any potential Acquisition Proposal.

                (b) The Company shall not, nor shall it authorize or permit any of the Subsidiaries or Representatives to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal or
(ii) participate in or encourage any discussion or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of, any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; PROVIDED, HOWEVER, that the foregoing shall not prohibit the Board of Directors of the Company from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited Acquisition Proposal prior to the adoption of this Agreement by the Company Stockholders if, and only to the extent that, (A) the Board of Directors of the Company, based upon the advice of independent outside legal counsel, determines in good faith that such action is required for the Board of Directors of the Company to comply with its fiduciary obligations to the Company Stockholders under applicable Delaware Law, (B) prior to taking such action, the Company receives from such person or entity an executed agreement in reasonably customary form relating to the confidentiality of information to be provided to such person or entity containing provisions no less favorable to the Company than those set forth in the Confidentiality Agreement and (C) the Board of Directors of the Company concludes in good faith, based upon advice from its independent financial advisor, that the Acquisition Proposal is reasonably likely to lead to a Superior Proposal. The Company shall provide immediate (and at least within 24 hours) oral and written notice to Parent of (1) the receipt of any such Acquisition Proposal or any inquiry that could reasonably be expected to lead to any Acquisition Proposal, (2) the material terms and conditions of such Acquisition Proposal or inquiry, (3) the identity of such person or entity making any such Acquisition Proposal or inquiry and (4) the Company's intention to furnish information to, or enter into discussions or negotiations with, such person or entity. The Company shall continue to keep Parent fully and promptly informed of the status and material changes to the terms of any such Acquisition Proposal or inquiry. For purposes of this Agreement, "ACQUISITION PROPOSAL" means any proposal with respect to (i) a transaction pursuant to which any person (or group of persons) other than Parent or its affiliates, directly or indirectly, acquires or would acquire more than 20% of the outstanding shares of common stock of the Company or of the outstanding voting power of the Company, whether from the Company or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, share exchange, consolidation, business combination, recapitalization or any other transaction involving the Company (other than the Merger) or any of the Subsidiaries pursuant to which any person or group of persons (other than Parent or its affiliates) party thereto, or its stockholders, owns or would own more than 20% of the outstanding shares of common stock or the outstanding voting power of the Company or, if applicable, the parent entity resulting from any such transaction immediately upon consummation thereof, or (iii) any transaction pursuant to which any person (or group of persons) other than Parent or its affiliates acquires or would acquire control of assets (including for this purpose the outstanding equity securities of the Subsidiaries of the Company and securities of the entity surviving any merger or business combination involving any of the Subsidiaries of the Company) of the Company or any of the Subsidiaries representing more than 20% of the fair market value of all the assets of the Company and the Subsidiaries, taken as a whole, immediately prior to such transaction.

        Section 5.10.   STOCKHOLDERS' MEETING; PROXY STATEMENT.

                (a) At the request of Parent, the Company shall cause the Stockholders' Meeting to be duly called and held as soon as practicable, for the purpose of voting on the approval and adoption of this Agreement and the Merger.

                (b) The Company shall take all action necessary in accordance with applicable Law and the Company Certificate of Incorporation and Company Bylaws to duly call, give notice of, and convene the Stockholders' Meeting.

                (c) The Company shall solicit from the Company Stockholders entitled to vote at the Stockholders' Meeting proxies in favor of such approval and shall take all other action reasonably necessary or, in the reasonable judgment of Parent, helpful to secure the vote or consent of such holders required by the DGCL or this Agreement to effect the Merger.

                (d) Parent and the Company will as promptly as practicable after the date of this Agreement jointly prepare the Proxy Statement and shall use all commercially reasonable efforts to cause the Proxy Statement to be mailed to the Company Stockholders at the earliest practical time. The Company shall furnish all information concerning it and the holders of its capital stock as Parent may reasonably request in connection with such actions. If (i) at any time prior to the Stockholders' Meeting, any event should occur relating to the Company or any of the Subsidiaries that should be set forth in an amendment of, or a supplement to, the Proxy Statement, the Company shall promptly inform Parent and (ii) if at any time prior to the Stockholders' Meeting, any event should occur relating to Parent or Buyer or any of their respective associates or affiliates, or relating to the plans of any such persons for the Company after the Effective Time that should be set forth in an amendment of, or a supplement to, the Proxy Statement, Parent will promptly inform the Company, and in the case of (i) or (ii) the Company and Parent, will, upon learning of such event, promptly prepare, and the Company shall mail such amendment or supplement to the Company Stockholders; PROVIDED, prior to such mailing, the Company and Parent shall consult with each other with respect to such amendment or supplement and shall incorporate the other's comments thereon. Each of Parent and Buyer shall vote, or cause to be voted, in favor of the Merger and this Agreement all shares of Company Common Stock directly or indirectly beneficially owned by it.

                (e) The Company hereby consents to the inclusion in the Proxy Statement of the recommendation of the Board of Directors of the Company described in SECTION 3.3, subject to any modification, amendment or withdrawal thereof, and represents that the Independent Advisor has, subject to the terms of its engagement letter with the Company and the Board of Directors of the Company (the "INDEPENDENT ADVISOR ENGAGEMENT LETTER"), consented to the inclusion of references to its opinion in the Proxy Statement.

        Section 5.11. STOCKHOLDER LISTS. The Company shall promptly upon the request by Parent, or shall cause its transfer agent to promptly, furnish Parent and Buyer with mailing labels containing the names and addresses of all record holders of shares of Company Common Stock and with security position listings of shares of Company Common Stock held in stock depositories, each as of the most recent practicable date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of shares of Company Common Stock. The Company shall furnish Parent and Buyer with such additional information, including updated listings and computer files of the Company Stockholders, mailing labels and security position listings, and such other assistance as Parent, Buyer or their agents may reasonably request.

        Section 5.12. DIRECTOR RESIGNATIONS. The Company shall cause to be delivered to Parent resignations of all the directors of the Company's Subsidiaries to be effective upon the consummation of the Merger. The Company shall cause such directors, prior to resignation, to appoint new directors nominated by Parent to fill such vacancies.

        Section 5.13. COMPANY OPTIONS. Immediately prior to consummation of the Merger, the Company shall cause the termination and expiration of all Company Options effective immediately after the consummation of the Merger in exchange for the Option Consideration described in SECTION 1.6.

        Section 5.14.   BENEFITS CONTINUATION; SEVERANCE.

                (a) For a period of not less than 12 months following the Effective Time, Parent, the Company and the Surviving Corporation shall provide, or shall cause their subsidiaries to provide, benefits that are substantially comparable in the aggregate to those provided under the Company Benefit Plans (other than the Company Stock Option Plan) as in effect on the date hereof for the employees of the Company and the Subsidiaries as of the Effective Time ("AFFECTED EMPLOYEES"); notwithstanding the foregoing, however, Parent, the Company and the Surviving Corporation shall not be obligated to make matching contributions or any other payments under the Company Retirement Savings Plan (the "COMPANY 401(K) PLAN") in amounts or percentage levels comparable to matching contributions or other payments made by the Company prior to the consummation of the Merger but will provide matching contributions and other such payments in amounts and percentage levels comparable to similarly situated employees of Parent. Parent, the Company and the Surviving Corporation shall comply with the terms of all Company Benefit Plans in effect immediately prior to the Effective Time, subject to any reserved right to amend or terminate any Company Benefit Plan; PROVIDED, HOWEVER, that no such amendment or termination may be inconsistent with Parent's and the Surviving Corporation's obligations pursuant to the first sentence of this Section 5.14(a). Without limiting the generality of the foregoing, Parent, the Company and the Surviving Corporation agree to honor all obligations for severance pay and other severance benefits to Affected Employees (x) pursuant to the terms of the written employment and separation agreements listed in Section 3.16 of the Company Disclosure Letter or pursuant to Section 5.1(c) of the Company Disclosure Letter and (y) who are terminated prior to the date that is 12 months following the Effective Time in accordance with the Company's severance policies set forth in Section 5.14(a) of the Company Disclosure Letter.

                (b) Affected Employees shall be given credit for all service with the Company and the Subsidiaries (or service credited by the Company or the Subsidiaries) under all employee benefit plans and arrangements currently maintained or established in the future by Parent or any of its subsidiaries (including the Surviving Corporation) in which they are or become participants for purposes of participation, eligibility, vesting and level of benefits (but not for benefit accruals under any defined benefit pension plan or any plan providing post-retirement medical, dental or prescription drug benefits or as would otherwise result in duplication of benefits). Parent and its subsidiaries (including the Surviving Corporation) shall cause any pre-existing conditions or limitations, eligibility waiting periods or required physical examinations under any welfare benefit plans of Parent and its subsidiaries (including the Surviving Corporation) to be waived with respect to Affected Employees and their eligible dependents to the extent waived under the corresponding Company Benefit Plan in which the applicable Affected Employee participated prior to the Effective Time and, with respect to life insurance coverage, up to the Affected Employee's current level of insurability. Parent and its subsidiaries (including the Surviving Corporation) shall give Affected Employees and their eligible dependents credit for the plan year in which the Effective Time (or, if later, the commencement of participation in any benefit plan) occurs toward applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the Effective Time (or, if later, the date of commencement of participation in such benefit plan).

                (c) Nothing in this Section 5.14 shall confer any rights or remedies upon any person, individual or whomsoever other than the Company, Parent and Buyer.

                                   ARTICLE VI

                                   CONDITIONS

        Section 6.1. CONDITIONS TO THE OBLIGATION OF EACH PARTY. The respective obligations of Parent, Buyer and the Company to effect the Merger are subject to the satisfaction of the following conditions, unless waived in writing by all parties:

                (a) This Agreement and the Merger shall have been adopted by the requisite vote of the Company Stockholders, as required by the DGCL, the Company Certificate of Incorporation and the Company Bylaws;

                (b) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (including any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to, or any consent or approval withheld with respect to, the Merger, by any Governmental Entity) preventing the consummation of the Merger shall be in effect; PROVIDED, HOWEVER, that the parties invoking this condition shall use all commercially reasonable efforts to have any such order or injunction vacated; and

                (c) All actions by or in respect of or filings with any Governmental Entity required to permit the consummation of the Merger shall have been obtained or made (including the expiration or termination of any applicable waiting period under the HSR Act).

        Section 6.2. CONDITIONS TO OBLIGATIONS OF PARENT AND BUYER TO EFFECT THE MERGER. The obligations of Parent and Buyer to effect the Merger are further subject to satisfaction or waiver at or prior to the Effective Time of the following conditions:

                (a)     (i)     The representations and warranties of the
Company in this Agreement that are qualified by materiality shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time; (ii) the representations and warranties of the Company in this Agreement that are not qualified by materiality shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time; (iii) the Company shall have performed in all material respects all obligations required to be performed by it under this Agreement; and (iv) an officer of the Company shall have delivered to Parent and Buyer a certificate to the effect that each of the conditions specified in clauses (i), (ii) and (iii) of this
SECTION 6.2(A) is satisfied in all respects;

                (b) The Company and the Subsidiaries shall have procured all consents identified in Section 3.5 of the Company Disclosure Letter;

                (c) There shall not be instituted, pending or threatened any action, investigation or proceeding by any Governmental Entity, and there shall not be instituted, pending or threatened any action or proceeding by any other person, domestic or foreign, before any Governmental Entity, which is reasonably likely to be determined adversely to Parent, (i) challenging or seeking to make illegal, to delay materially or otherwise, directly or indirectly, to restrain or prohibit the consummation of the Merger, seeking to obtain material damages or imposing any material adverse conditions in connection therewith or otherwise, directly or indirectly, relating to the transactions contemplated by the Merger, (ii) seeking to restrain, prohibit or delay the exercise of full rights of ownership or operation by Parent or its subsidiaries of all or any portion of the business or assets of the Company and the Subsidiaries, taken as a whole, or of Parent or any of its subsidiaries, or to compel Parent or any of its subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company and the Subsidiaries, taken as a whole, or of Parent or any of its subsidiaries, (iii) seeking to require divestiture by Parent or any of its subsidiaries of the shares of Company Common Stock or (iv) that otherwise would reasonably be expected to have a Material Adverse Effect;

                (d) None of the Chapter 11 Cases shall have been reopened (as contemplated by Section 350(b) of the Bankruptcy Code) without the prior written consent of Parent; and

                (e) There shall not have occurred any change, condition, event or development that, individually or in the aggregate, has resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

        Section 6.3. CONDITIONS TO OBLIGATIONS OF THE COMPANY TO EFFECT THE MERGER. The obligations of the Company to effect the Merger are further subject to satisfaction or waiver at or prior to the Effective Time of the following conditions:

                (a) The representations and warranties of Parent and Buyer in this Agreement that are qualified by materiality shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time;

                (b) The representations and warranties of Parent and Buyer in this Agreement that are not qualified by materiality shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time;

                (c) Parent and Buyer shall have performed in all material respects all obligations required to be performed by them under this Agreement; and

                (d) An officer of each of Parent and Buyer shall have delivered to the Company a certificate to the effect that each of the conditions specified in SECTION 6.3(A), SECTION 6.3(B) and SECTION 6.3(C)is satisfied in all respects by Parent and Buyer, respectively.

                                  ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

        Section 7.1. TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the Company Stockholders:

                (a) By mutual written consent duly authorized by the Boards of Directors of Parent and the Company;

                (b) By any of Parent, Buyer or the Company if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; PROVIDED, HOWEVER, that the party terminating this Agreement pursuant to this SECTION 7.1(B) shall use all commercially reasonable efforts to have such order, decree, ruling or action vacated;

                (c) By any of Parent, Buyer or the Company if the Merger shall not have been consummated on or before December 31, 2005; PROVIDED, HOWEVER, that the right to terminate this Agreement under this SECTION 7.1(C) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or resulted in, the failure to consummate the Merger on or before such date;

                (d) By Parent or Buyer if, prior to the affirmative vote of the Company Stockholders at the Stockholders' Meeting, the Board of Directors of the Company (i) shall have withdrawn or shall have modified in a manner adverse to Parent or Buyer its approval or recommendation of the Merger or this Agreement, (ii) causes the Company to enter into an agreement with respect to an Acquisition Proposal (other than a confidentiality agreement), (iii) shall have endorsed, approved or recommended any Acquisition Proposal or (iv) shall have resolved to do any of the foregoing;

                (e) By any of the Company, Parent or Buyer, if this Agreement shall fail to be adopted by the Company Stockholders at the Stockholders' Meeting;

                (f) By Parent or Buyer, if (i) any of the conditions set forth in SECTION 6.2 shall have become incapable of fulfillment and shall not have been waived by Parent and Buyer or (ii) the Company shall breach in any material respect any of its representations, warranties, covenants or other obligations hereunder and, within 20 days after written notice of such breach to the Company from Parent, such breach shall not have been cured in all material respects or waived by Parent or Buyer and the Company shall not have provided reasonable assurance to Parent and Buyer that such breach will be cured in all material respects on or before the Effective Time; or

                (g) By the Company, if (i) any of the conditions set forth in SECTION 6.3 shall have become incapable of fulfillment and shall not have been waived by the Company or (ii) Parent or Buyer shall breach in any material respect any of their respective representations, warranties, covenants or obligations hereunder and, within 20 days after written notice of such breach to Parent from the Company, such breach shall not have been cured in all material respects or waived by the Company and Parent or Buyer, as the case may be, shall not have provided reasonable assurance to the Company that such breach will be cured in all material respects on or before the Effective Time.

        Section 7.2.    EFFECT OF TERMINATION.

                (a) In the event of the termination of this Agreement pursuant to SECTION 7.1 hereof, this Agreement shall forthwith be terminated and have no further effect except as specifically provided herein and, except as provided in this SECTION 7.2 and in SECTION 8.11, there shall be no liability on the part of any party; PROVIDED that nothing herein shall relieve any party from liability for any willful breach hereof.

                (b) If (i) Parent or Buyer exercises its right to terminate this Agreement under SECTION 7.1(D), then the Company shall within three business days of such termination pay to Parent $7.9 million (the "TERMINATION FEE") and (ii) if this Agreement is terminated pursuant to SECTION 7.1(C),
SECTION 7.1(E), SECTION 7.1(F)(i) (as it applies to SECTION 6.2(D) only) or
SECTION 7.1(F)(II) and either (A) the Company shall consummate an Alternative Transaction within 12 months after such termination or (B) the Company shall consummate an Alternative Transaction in connection with an Acquisition Agreement (other than non-binding letter of intent) entered into within 12 months after such termination, then in each such case, concurrently with, and as a condition of, consummation of such Alternative Transaction, the Company shall pay the Termination Fee to Parent immediately upon demand, in each case payable in same-day funds, as liquidated damages and not as a penalty, to reimburse Parent for its time, expense and lost opportunity costs of pursuing the Merger. For purposes of this SECTION 7.2(B), references to 20% in the definition of "Acquisition Proposal" as such term relates to an Alternative Transaction will be deemed to be references to 35%.

                (c) Notwithstanding anything to the contrary set forth in this Agreement, if the Company fails promptly to pay to Parent any amounts due under this SECTION 7.2, the Company shall pay the costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee or obligation at the publicly announced prime rate of Citibank, N.A. in effect from time to time from the date such fee or obligation was required to be paid.

        Section 7.3. AMENDMENTS. This Agreement may not be amended except by action taken or authorized by the board of directors of each of the parties (and, in the case of the Company, with the approval of the Board of Directors of the Company) set forth in an instrument in writing signed on behalf of each of the parties; PROVIDED, HOWEVER, that after adoption of this Agreement by the Company Stockholders, no amendment may be made without the further approval of the Company Stockholders if the effect of such amendment would be to reduce the Merger Consideration or change the form thereof or such further approvals otherwise required by the DGCL.

        Section 7.4. WAIVER. At any time prior to the Effective Time, whether before or after the Stockholders' Meeting, any party, by action taken by its board of directors, may (a) extend the time for the performance of any of the covenants, obligations or other acts of any other party or (b) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of any other party or with any conditions to its own obligations. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by its duly authorized officer. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. The waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

        Section 8.1. NO THIRD PARTY BENEFICIARIES. Other than the provisions of SECTION 5.7, nothing in this Agreement shall confer any rights or remedies upon any person other than the parties.

        Section 8.2. ENTIRE AGREEMENT. This Agreement constitutes the entire Agreement among the parties with respect to the subject matter hereof and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, with respect to the subject matter hereof, except for the Confidentiality Agreement.

        Section 8.3. SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; PROVIDED, HOWEVER, that Buyer may freely assign its rights to another direct or indirect wholly owned subsidiary of Parent without such prior written approval but no such assignment shall relieve Buyer or Parent of any of its obligations hereunder.

        Section 8.4. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

        Section 8.5. GOVERNING LAW; VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

                (a) This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to principles of conflicts of law thereof, except that the Merger shall be governed by the Laws of the state of Delaware.

                (b) The parties (i) agree that any suit, action or proceeding arising out of or relating to this Agreement will be brought solely in the state or federal courts of the State of Delaware, (ii) consent to the exclusive jurisdiction of each such court in any suit, action or proceeding relating to arising out of this Agreement and (iii) waive any objection that it may have to the laying of venue in any such suit, action or proceeding in any such court.

                (c) Each party irrevocably consents to service of process in the manner provided for the giving of notices pursuant to this Agreement; PROVIDED that such service will be deemed to have been given only when actually received by such party. Nothing in this Agreement will affect the right of a party to serve process in another manner permitted by Law.

                (d) EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND WHETHER MADE BY CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR OTHERWISE.

        Section 8.6. SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

        Section 8.7. SPECIFIC PERFORMANCE. Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other party shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof.

        Section 8.8. CONSTRUCTION. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." All references to the "parties" means the parties to this Agreement unless the context otherwise requires. All references to any agreement, instrument, statute or regulation are to it as amended and supplemented from time to time (and, in the case of a statute or regulation, to any corresponding provisions or successor statutes or regulations).

        Section 8.9. NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND AGREEMENTS. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time, except that the agreements set forth in
Article I and Article VIII and SECTION 5.4 and SECTION 5.7 shall survive the Effective Time indefinitely.

        Section 8.10. CERTAIN DEFINITIONS. For purposes of this Agreement, the terms "associate" and "affiliate" shall have the same meaning as set forth in Rule l2b-2 promulgated under the Exchange Act, and the term "person" shall mean any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint-stock company, syndicate, association, entity, unincorporated organization or government or any political subdivision, agency or instrumentality thereof.

        Section 8.11. FEES AND EXPENSES. Each party shall pay its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

        Section 8.12. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses, or at such other address for a party as shall be specified in a notice given in accordance with this SECTION 8.12:

         If to Parent or Buyer:

                               Sprint Nextel Corporation
                               2001 Edmund Drive
                               Reston, VA  20191
                               Telecopier:  (703) 433-4846
                               Attention:  General Counsel

         with a copy to:

                               King & Spalding LLP
                               1185 Avenue of the Americas
                               New York, NY  10036
                               Telecopier:    (212) 556-2222
                               Attention:     Michael J. Egan
                                              C. William Baxley

         If to the Company:

                               IWO Holdings, Inc.
                               52 Corporate Circle
                               Albany, NY  12203
                               Telecopier:  (518) 218-0523
                               Attention:  General Counsel

         with a copy to:

                               Paul, Weiss, Rifkind, Wharton & Garrison LLP
                               1285 Avenue of the Americas
                               New York, NY 10019-6064
                               Telecopier:  (212) 757-3990
                               Attention:     Bruce A. Gutenplan
                                              Yvonne Y. F. Chan

        Section 8.13. CROSS-REFERENCES TO CERTAIN TERMS DEFINED ELSEWHERE IN THIS AGREEMENT.

          TERM                                              SECTION
          ----                                              -------

          Acquisition Agreement                             5.5(b)
          Acquisition Proposal                              5.9(b)
          Affected Employees                                5.14(a)
          Agreement                                         Preamble
          Alternative Transaction                           5.5(b)
          Audited Company Financial Statements              3.8(b)
          Bankruptcy Code                                   3.25
          Blue Sky Laws                                     3.5
          Buyer                                             Preamble
          Certificate                                       1.4(c)

          TERM                                              SECTION
          ----                                              -------

          Certificate of Merger                             1.2
          Chapter 11 Cases                                  3.25
          Closing                                           1.2
          Code                                              1.7(e)
          Committed Stockholders                            Preamble
          Company                                           Preamble
          Company 10-Qs                                     3.8(b)
          Company 401(k) Plan                               5.14(a)
          Company 2004 10-K                                 3.8(b)
          Company Benefit Plan                              3.16
          Company Benefit Plans                             3.16
          Company Bylaws                                    3.1
          Company Certificate of Incorporation              3.1
          Company Common Stock                              Preamble
          Company Disclosure Letter                         Article III
          Company Financial Statements                      3.8(b)
          Company Licenses                                  3.7(c)
          Company Material Licenses                         3.7(b)
          Company Options                                   1.6
          Company Permitted Lien                            3.11
          Company SEC Reports                               Article III
          Company Stock Option Plan                         1.6
          Company Stockholders                              Preamble
          Confidentiality Agreement                         5.2(a)
          D&O Insurance                                     5.7(b)
          DGCL                                              Preamble
          Dissenting Shares                                 1.5(a)
          Effective Time                                    1.2
          Environmental Laws                                3.18(a)
          ERISA                                             3.16
          ERISA Affiliate                                   3.16
          Exchange Act                                      Article III
          FAA                                               3.7(c)
          FCC                                               3.7(a)
          Fund                                              1.7(a)
          GAAP                                              3.4
          Governmental Entity                               3.5
          HSR Act                                           3.5
          Indemnified Parties                               5.7(a)
          Indentures                                        3.24(a)
          Independent Advisor                               3.3(c)
          Independent Advisor Engagement Letter             5.10(e)
          Intellectual Property Rights                      3.19(e)
          Law                                               3.4
          Licenses                                          3.7(b)

          TERM                                              SECTION
          ----                                              -------

          Litigation                                        3.13
          Material Adverse Effect                           3.4
          Material Contract                                 3.14(a)
          Merger                                            Preamble
          Merger Consideration                              1.4(a)
          NLRB                                              3.17(a)
          Option Consideration                              1.6
          Parent                                            Preamble
          Paying Agent                                      1.7(a)
          Preferred Stock                                   3.2
          Proxy Statement                                   3.15
          Report                                            3.8(a)
          Representatives                                   5.2(a)
          SEC                                               Article III
          Securities Act                                    Article III
          SOX Act                                           3.8(a)
          Stockholders Agreement                            Preamble
          Stockholders' Meeting                             3.15
          Subsequent Determination                          5.5(b)
          Subsidiary                                        3.1
          Superior Proposal                                 5.5(b)
          Surviving Corporation                             1.1
          Tax                                               3.10
          Tax Return                                        3.10
          Taxes                                             3.10
          Termination Fee                                   7.2(b)
          Unaudited Company Financial Statements            3.8(b)




                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the Company, Parent and Buyer and have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                               SPRINT NEXTEL CORPORATION


                                               By /s/ Charles R. Wunsch
                                                  -----------------------------
                                                  Name:  Charles R. Wunsch
                                                  Title: Vice President



                                               ITALY ACQUISITION CORP.


                                               By /s/ Charles R. Wunsch
                                                  -----------------------------
                                                  Name:  Charles R. Wunsch
                                                  Title: Vice President



                                               IWO HOLDINGS, INC.


                                                By: /s/ Bret C. Cloward
                                                    ---------------------------
                                                    Name:  Bret C. Cloward
                                                    Title: President and Chief
                                                           Executive Officer

                                                                       EXHIBIT A
                                                                       ---------



                          CERTIFICATE OF INCORPORATION

                                       OF

                               IWO HOLDINGS, INC.


        FIRST:      The name of the corporation (hereinafter, the "CORPORATION")
is "IWO HOLDINGS, INC."

        SECOND:     The address of the registered office of the Corporation in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware 19808. The name of the registered agent at such address is Corporation Service Company.

        THIRD:      The nature of the business or purposes to be conducted or
promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "DGCL").

        FOURTH:     The total number of shares of stock which the Corporation
shall have authority to issue is 1,000 shares of common stock, and the par value of each of such shares is $0.01.

        FIFTH:      The business and affairs of the Corporation shall be managed by the Board of Directors, and the directors need not be elected by ballot unless required by the bylaws.

        SIXTH:      Meetings of stockholders (including the annual meeting of
stockholders) may be held within or without the State of Delaware and may be held and conducted in any manner (including, without limitation, by telephonic meeting or by written consent in lieu of a meeting) provided for in the bylaws of the Corporation. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the Corporation.

        SEVENTH:    Whenever a compromise or arrangement is proposed between the
Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

        EIGHTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board is expressly authorized to make, amend and repeal the bylaws of the Corporation, subject to the power of the stockholders of the Corporation to alter and repeal any bylaw whether adopted by them or otherwise.

        NINTH:      The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

        TENTH:      A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived any improper personal benefit. Neither amendment nor repeal of this Article Eleventh nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article Eleventh shall eliminate or reduce the effect of this Article Eleventh in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article Eleventh, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision. Furthermore, if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

        ELEVENTH:   The Corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permitted by law, and the Corporation may adopt bylaws or enter into agreements with any such person for the purpose of providing for such indemnification.

        TWELFTH:    The Corporation expressly elects not to be governed by
Section 203 of the DGCL.

                                                                       EXHIBIT B
                                                                       ---------


                                     BYLAWS

                                       OF

                               IWO HOLDINGS, INC.

                                 (the "COMPANY")


                                   ARTICLE I

                                    OFFICES

         SECTION 1.01.     REGISTERED OFFICE.

         The Company shall at all times maintain a registered office in the State of Delaware. The registered office of the Company and the registered agent of the Company at such office may be changed from time to time by the Company in the manner specified by law.

         SECTION 1.02.     OTHER OFFICES.

         The Company may have its principal office and other offices at such place or places both within and without the State of Delaware as the board of directors may from time to time determine or the business of the Company may require.

                                   ARTICLE II

                            MEETINGS OF STOCKHOLDERS

         SECTION 2.01.     PLACE AND TIME OF MEETINGS.

         All meetings of stockholders shall be held at such place, either within or without the State of Delaware, as shall be stated in the notice of the meeting or in a duly executed waiver of notice thereof.

         SECTION 2.02.     ANNUAL MEETINGS.

         Unless directors are elected by unanimous written consent in lieu of an annual meeting, an annual meeting of stockholders shall be held at such date, time and place, either within or without the State of Delaware, as may be designated from time to time by the board of directors and stated in the notice of the meeting, at which they shall elect by a plurality vote a board of directors, and transact such other business as may properly be brought before the meeting.

         SECTION 2.03.     NOTICE OF ANNUAL MEETINGS.

         Notice of the annual meeting stating the place, date and hour of the meeting shall be delivered not less than ten nor more than sixty days before the date of the meeting by, or at the direction of, the president, the secretary, or the officer or persons calling the meeting, to each stockholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the stockholder at his address as it appears on the records of the Company.

         SECTION 2.04.     SPECIAL MEETINGS.

         Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by the certificate of incorporation, may be called by the president and shall be called by the president or secretary at the request in writing of a majority of the board of directors. Such request shall state the purpose or purposes of the proposed meeting.

         SECTION 2.05.     NOTICE OF SPECIAL MEETINGS.

         Notice of a special meeting stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called, shall be delivered not less than ten nor more than sixty days before the date of the meeting by, or at the direction of, the president, the secretary, or the officer or persons calling the meeting, to each stockholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the stockholder at his address as it appears on the records of the Company.

         SECTION 2.06.     BUSINESS TRANSACTED.

         Business transacted at any special meeting of stockholders shall be limited to the purpose or purposes stated in the notice.

         SECTION 2.07.     WRITTEN CONSENT OF STOCKHOLDERS.

         Any action required to be taken at any annual or special meeting of the stockholders of the Company, or any action which may be taken at any annual or special meeting of the stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing. Action taken pursuant to this paragraph shall be subject to the provisions of Section 228 of the General Corporation Law of the State of Delaware.


                                  ARTICLE III

                                   DIRECTORS

         SECTION 3.01.     NUMBER AND TERM.

         The number of directors which shall constitute the whole board of directors shall be no less than one nor more than thirteen, as determined initially by the incorporator and, after the issuance of stock, by resolution of the board of directors or by the stockholders at the annual or any special meeting. Except as provided in SECTION 3.02, each director elected shall hold office until his successor is elected and qualified. Directors shall be at least eighteen years of age and need not be residents of the State of Delaware nor stockholders of the Company. The directors, other than the first board of directors, shall be determined by resolution of the board of directors or by the stockholders at the annual meeting, except as hereinafter provided. Each director shall hold office until his successor shall have been elected and qualified or until his earlier resignation or removal.

         SECTION 3.02.     VACANCIES.

         Newly created directorships resulting from an increase in the board of directors and all vacancies occurring in the board of directors, including vacancies caused by removal without cause, may be filled by a majority of the directors then in office, though less than a quorum, or by the sole remaining director, or by the stockholders, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and qualified, unless sooner displaced. If there are no directors in office, then an election of directors may be held in the manner provided by statute.

         SECTION 3.03.     FUNCTIONS OF THE BOARD.

         The business and affairs of the Company shall be managed by its board of directors which may exercise all such powers of the Company and do all such lawful acts and things as are not by statute or by the certificate of incorporation or by these bylaws directed or required to be exercised or done by the stockholders.

         SECTION 3.04.     PERFORMANCE BY DIRECTORS.

         Each member of the board of directors and each member of any committee designated by the board of directors, shall, in the performance of such director's duties, be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any of the Company's offices or employees, or committees of the board of directors, or by any other person as to matters such member reasonably believes are within such other person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Company.

        SECTION 3.05.     MEETINGS OF THE BOARD OF DIRECTORS.

        (a) The board of directors of the Company may hold both regular and special meetings either within or without the State of Delaware.

        (b) The first meeting of each newly elected board of directors shall be held at such time and place as fixed by the vote of the stockholders at the annual meeting, and no notice of such meeting shall be necessary to the newly elected directors in order legally to constitute the meeting, provided a quorum shall be present. In the event of the failure of the stockholders to fix the time or place of such first meeting, or in the event such meeting is not held at the time and place so fixed by the stockholders, the meeting may be held at such time and place as shall be specified in a notice given, as hereinafter provided, for special meetings of the board of directors, or as shall be fixed by the consent in writing of all the directors.

        (c) Regular meetings of the board of directors may be held upon such notice, or without notice, and at such time and at such place as shall from time to time be determined by the board.

        (d) Special meetings of the board of directors may be called by the president on one day's notice to each director, either personally, by mail, facsimile, telegram, telephone, electronic transmission or any other reasonable method; special meetings shall be called by the president or secretary in like manner and on like notice on the written request of two directors or, if the board of directors shall consist of one director, on the written request of the sole director.

        (e) Notice of a meeting need not be given to any director who submits a signed waiver of notice, whether before or after the meeting, or who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the board of directors need be specified in the notice or waiver of notice of such meeting.

         SECTION 3.06.     QUORUM.

         At all meetings of the board of directors, one-half of the directors in office shall constitute a quorum for the transaction of business unless a greater or lesser number is required by law or by the certificate of incorporation. The act of a majority of the directors present at any meeting at which a quorum is present shall be the act of the board of directors, except as may be otherwise specifically provided by statute or by the certificate of incorporation. If a quorum shall not be present at any meeting of directors, the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

         SECTION 3.07.     WRITTEN CONSENT OF DIRECTORS.

         Any action required or permitted to be taken at any meeting of the board of directors or of any committee thereof may be taken without a meeting, if all members of the board of directors or such committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the board of directors or committee, as the case may be.

         SECTION 3.08.     MEETINGS BY CONFERENCE TELEPHONE.

         Members of the board of directors, or any committee designated by the board of directors, may participate in a meeting of the board of directors, or such committee, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

         SECTION 3.09.     COMMITTEES OF DIRECTORS.

        (a) The board of directors may, by resolution passed by a majority of the whole board, designate one or more committees, each committee to consist of one or more of the directors of the Company. Such committee or committees shall have such powers as may be determined from time to time by resolution adopted by the board of directors, subject to any statutory limitations.

        (b) Meetings of each committee may be called by any member of the committee upon notice given to each member of the committee not later than the day before the day on which the meeting is to be held. Notice of any meeting may be waived by all members of the committee.

        (c) A majority of each committee shall constitute a quorum for the transaction of business, and the act of a majority of those present at a meeting at which a quorum is present shall be the act of such committee.

        (d) Any member of any committee may be removed, with or without cause, at any time, by the board of directors. Any vacancy on any committee shall be filled by the board of directors.

        (e) Each committee shall keep regular minutes of its meetings and report the same to the board of directors when required.

         SECTION 3.10.     COMPENSATION OF DIRECTORS.

         Unless otherwise restricted by the certificate of incorporation, the board of directors may be paid their expenses, if any, of attendance at each meeting of the board of directors and may be paid a fixed sum for attendance at such meeting of the board of directors or a stated salary as director. No such payment shall preclude any director from serving the Company in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings or such compensation as the board of directors may fix.

         SECTION 3.11.     REMOVAL OF DIRECTORS.

         Any or all of the directors may be removed, with or without cause, at any time by the vote of the stockholders at a special meeting called for that purpose. Any director may be removed for cause by the action of the directors at a special meeting called for that purpose.

         SECTION 3.12.     CORPORATE RECORDS.

         The directors may keep the books of the Company, except such as are required by law to be kept within the state, outside the State of Delaware, at such place or places as they may from time to time determine.

                                   ARTICLE IV

                                    NOTICES

         SECTION 4.01.     FORM AND TIME OF NOTICE.

         Except as otherwise required by statute, whenever, under the provisions of the laws of the State of Delaware or of the certificate of incorporation of the Company or of these bylaws, notice is required to be given to any director or stockholder, such notice may be delivered personally, by mail, facsimile, telegram, telephone, electronic transmission or any other reasonable method.

         SECTION 4.02.     WAIVER OF NOTICE.

         Whenever any notice is required to be given under the provisions of the laws of Delaware or under the provisions of the certificate of incorporation or these bylaws, a waiver thereof in writing signed by the person or persons entitled to notice, whether before or after the time stated therein, shall be deemed equivalent thereto. Attendance of a person at a meeting shall constitute waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

                                   ARTICLE V

                                   OFFICERS

         SECTION 5.01.     OFFICERS.

         The officers of the Company shall be chosen by the board of directors and shall be a president, a secretary and a treasurer. The board of directors may also choose a Chairman or Vice Chairman of the Board of Directors, one or more vice presidents (any one or more of whom may be designated an executive vice president or senior vice president), one or more assistant secretaries and assistant treasurers, as well as other officers and agents, with such titles, duties and powers as the board of directors may from time to time determine. Any number of offices may be held by the same person, unless the certificate of incorporation provides otherwise.

         SECTION 5.02.     APPOINTMENT OF OFFICERS.

         The board of directors, at its first meeting after each annual meeting of stockholders, shall choose the officers of the Company.

         SECTION 5.03.     SALARIES OF OFFICERS.

         The salaries of all officers and agents of the Company shall be fixed by the board of directors.

         SECTION 5.04.     TERM, REMOVAL AND VACANCIES.

         Each officer of the Company shall hold office until his successor has been chosen and qualified or until he shall have resigned or shall have been removed. Any officer may be removed at any time by the affirmative vote of a majority of the board of directors. Any vacancy occurring in any office of the Company shall be filled by the board of directors.

         SECTION 5.05.     PRESIDENT.

         The president shall be the chief executive officer of the Company. It shall be his duty to supervise generally the management of the business of the Company. Without limiting the generality of the foregoing, the president shall preside at all meetings of the stockholders and the board of directors, shall see that all orders and resolutions of the board of directors are carried into effect and shall have power to sign contracts, powers of attorney and other instruments on behalf of the Company and shall execute bonds, mortgages and other contracts requiring a seal under the seal of the Company, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the board of directors to some other officer or agent of the Company.

         SECTION 5.06.     VICE PRESIDENT.

         In the absence of the president, or in the event of his inability or refusal to act, the vice president, if any, (or if there shall be more than one, the vice presidents in the order determined by the board of directors, or if there be not such determination, then in the order of their election) shall perform the duties and exercise the powers of the president and shall perform such other duties and have such other powers as the board of directors may from time to time prescribe. In addition, the vice presidents shall have the power to sign contracts, powers of attorney and other instruments on behalf of the Company, except where the execution thereof shall be otherwise delegated by the board of directors.

         SECTION 5.07.     SECRETARY.

         The secretary shall attend all meetings of the board of directors and all meetings of the stockholders and record all the proceedings of the meetings of the stockholders and of the board of directors in a book to be kept for that purpose and shall perform like duties for the standing committees when required. He shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the board of directors, and shall perform such other duties as may be prescribed by the board of directors or president, under whose supervision he shall be. He shall have custody of the corporate seal of the Company and he, or an assistant secretary, shall have authority to affix the same to any instrument requiring it and, when so affixed, it may be attested by his signature or by the signature of such assistant secretary. The board of directors may give general authority to any other officer to affix the seal of the Company and to attest the affixing by his signature.

         SECTION 5.08.     ASSISTANT SECRETARY.

         The assistant secretary (or, if there be more than one, the assistant secretaries in the order determined by the board of directors or, if there shall be no such determination, then in the order of their election) shall, in the absence of the secretary or in the event of his disability, inability or refusal to act, perform the duties and exercise the powers of the secretary and shall perform such other duties and have such other powers as the board of directors may from time to time prescribe.

         SECTION 5.09.     TREASURER.

        (a) The treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the board of directors.

        (b) He shall disburse the funds of the Company as may be ordered by the board of directors, taking proper vouchers for such disbursements, and shall render to the president and the board of directors at its regular meetings, or when the board of directors so requires, an account of all his transactions as treasurer and of the financial condition of the Company.


         SECTION 5.10.     ASSISTANT TREASURER.

         The assistant treasurer (or, if there be more than one, the assistant treasurers in the order determined by the board of directors or, if there shall be no such determination, then in the order of their election) shall, in the absence of the treasurer or in the event of his disability, inability or refusal to act, perform the duties and exercise the powers of the treasurer and shall perform such other duties and have such other powers as the board of directors may from time to time prescribe.

                                   ARTICLE VI

                              CERTIFICATE OF STOCK

         SECTION 6.01.     CERTIFICATES.

         Every holder of stock in the Company shall be entitled to have a certificate of the shares of the Company signed by (i) the Chairman or Vice Chairman of the Board of Directors, the president or a vice president and (ii) either the treasurer, an assistant treasurer, the secretary or an assistant secretary of the Company and may be sealed with the seal of the Company or a facsimile thereof

         SECTION 6.02.     SIGNATURES.

         Any or all of the signatures of the officers of the Company upon a certificate may be facsimiles. In case any officer who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the Company with the same effect as if he were such officer at the date of issue.

         SECTION 6.03.     LOST CERTIFICATES.

         The Company may issue a new certificate of stock or uncertificated shares in place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Company may require the owner of the lost, stolen or destroyed certificate, or his legal representative, to give the Company a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

         SECTION 6.04.     TRANSFERS OF SHARES.

         Upon surrender to the Company or the transfer agent of the Company of a certificate representing shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the Company to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

         SECTION 6.05.     REGISTERED STOCKHOLDERS.

         The Company shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

                                  ARTICLE VII

                               GENERAL PROVISIONS

         SECTION 7.01.     DIVIDENDS.

        (a) Dividends upon the capital stock of the Company, subject to the provisions of the certificate of incorporation, if any, may be declared by the board of directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in shares of the capital stock or in the Company's bonds or its property, including the shares or bonds of other corporations subject to any provisions of law and of the certificate of incorporation.

        (b) Before payment of any dividend, there may be set aside out of any funds of the Company available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve fund to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Company, or for such other purpose as the directors shall think conducive to the interest of the Company, and the directors may modify or abolish any such reserve in the manner in which it was created.

         SECTION 7.02.     CHECKS.

         All checks or demands for money and notes of the Company shall be signed by such officer or officers or such other person or persons as the board of directors may from time to time designate.

         SECTION 7.03.     FISCAL YEAR.

         The fiscal year of the Company shall be fixed by resolution of the board of directors.

         SECTION 7.04.     SEAL.

         The seal of the Company shall consist of an impression bearing the name of the Company around the perimeter and the word "Seal" and such other information. In lieu thereof, the Company may use an impression or writing bearing the words "CORPORATE SEAL" enclosed in parentheses or scroll, which shall also be deemed the seal of the Company.

         SECTION 7.05.     USE OF PRONOUNS.

         Whenever used in these bylaws, the pronouns "he", "him", or "his" shall be deemed also to mean or include "she", "her" or "hers", as the case may be.


                                  ARTICLE VIII

                                   AMENDMENTS

         SECTION 8.01.     AMENDMENTS.

         These bylaws may be amended or repealed or new bylaws may be adopted at any regular or special meeting of stockholders at which a quorum is present or represented, by the vote of the holders of shares entitled to vote in the election of any directors, provided notice of the proposed alteration, amendment or repeal be contained in the notice of such meeting. These bylaws may also be amended or repealed or new bylaws may be adopted by the affirmative vote of a majority of the board of directors at any regular or special meeting of the board. If any bylaw regulating an impending election of directors is adopted, amended or repealed by the board, there shall be set forth in the notice of the next meeting of stockholders for the election of directors the bylaw so adopted, amended or repealed, together with precise statement of the changes made. Bylaws adopted by the board of directors may be amended or repealed by the stockholders.

                                                                       EXHIBIT C
                                                                       ---------

--------------------------------------------------------------------------------
                                                    N E W S   R E L E A S E
[GRAPHIC OMMITED]
[LOGO - SPRINT]                                     Sprint Nextel
                                                    2001 Edmund Halley Drive
        Together with NEXTEL                        Reston, VA 20191

--------------------------------------------------------------------------------

                                                    SPRINT NEXTEL MEDIA CONTACT:
                                                       Nick Sweers, 913-794-3460
                                                      Nicholas.Sweers@sprint.com

                                       SPRINT NEXTEL INVESTOR RELATIONS CONTACT:
                                                       Kurt Fawkes, 913-794-1140
                                     Investorrelations.sprintcom@mail.sprint.com

                                                                   IWO CONTACTS:
                                 David Duncan, Director of Finance, 518-862-6061
                    Jody Burfening/Chris Witty, Investor Relations, 212-838-3777
                                                  Investor_Relations@iwocorp.com


                   SPRINT NEXTEL TO ACQUIRE WIRELESS AFFILIATE
                               IWO HOLDINGS, INC.

o MORE THAN 237,000 PCS WIRELESS USERS TO BECOME DIRECT SUBSCRIBERS OF SPRINT NEXTEL

o EXTENDS COMPANY'S DIRECT SERVICE TERRITORY TO AN ADDITIONAL 6.2 MILLION PEOPLE IN FIVE STATES


RESTON, VA. AND ALBANY, N.Y.- AUGUST 30, 2005 - Sprint Nextel Corporation (NYSE:
S) and IWO Holdings, Inc. (IWHD.PK) today announced an agreement for Sprint Nextel to acquire IWO Holdings for approximately $427 million, including the assumption of approximately $208 million of net debt. This transaction value represents 10.8x Earnings Before Interest, Taxes, Depreciation and Amortization adjusted for the impact of special items (Adjusted EBITDA*) for the 12 months ending June 30, 2005 and 8.5x 2006E Adjusted EBITDA.

Under the terms of the agreement, Sprint Nextel will acquire all of IWO Holdings' outstanding common shares for $42.50 per share in an all-cash merger. Shareholders with approximately 33% of the outstanding common shares have agreed to vote their shares in favor of the merger. In addition, Sprint Nextel has an option to purchase those shares at $42.50 per share. The acquisition is subject to the approval of IWO shareholders and customary regulatory approvals, and is expected to be completed in the fourth quarter of 2005.

IWO Holdings, based in Albany, N.Y., provides Sprint PCS services in upstate New York, New Hampshire, Vermont and portions of Massachusetts and Pennsylvania, serving more than 237,000 direct wireless subscribers. It employs about 230 people and had 2004 revenues of approximately $187 million.

*See the attached schedule for a reconciliation of Adjusted EBITDA to Generally Accepted Accounting (GAAP) results.

ABOUT IWO HOLDINGS, INC.

IWO Holdings, Inc. through its Independent Wireless One Corporation subsidiary is a PCS affiliate of Sprint with exclusive rights to provide digital wireless mobile communication services throughout its affiliated markets under the Sprint PCS brand name. Dedicated to providing the wireless services and products that connect customers to their world, Independent Wireless One serves a contiguous territory with a population of 6.2 million people that extends in New York from suburban New York City to the Canadian border, and from Syracuse east to include substantially all of Vermont and New Hampshire and portions of western Massachusetts and northeastern Pennsylvania. For more information, visit the Independent Wireless One web site at http://www.iwocorp.com.

ABOUT SPRINT NEXTEL

Sprint Nextel offers a comprehensive range of wireless and wireline communications services to consumer, business and government customers. Sprint Nextel is widely recognized for developing, engineering and deploying innovative technologies, including two robust wireless networks offering industry leading mobile data services; instant national and international push-to-talk capabilities; and an award-winning and global Tier 1 Internet backbone.
For more information, visit WWW.SPRINT.COM.

ADVISORS

Sprint Nextel's financial advisor for the transaction was Citigroup Global Markets Inc. Its principal legal advisor was King & Spalding LLP. IWO Holdings' financial advisor was Merrill Lynch & Co. Inc. and its principal legal advisor was Paul, Weiss, Rifkind, Wharton & Garrison LLP.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION
REFORM ACT OF 1995

A number of the matters discussed in this document that are not historical or current facts deal with potential future circumstances and developments, in particular, information regarding the acquisition of IWO Holdings. The discussion of such matters is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from actual future experience involving any one or more of such matters. Such risks and uncertainties include: the result of the review of the proposed merger by various regulatory agencies, and any conditions imposed in connection with consummation of the merger; approval of the merger by the stockholders of IWO Holdings; and satisfaction of various other conditions to the closing of the merger contemplated by the merger agreement; and the risks that have been described from time to time in Sprint Nextel's, Nextel Communications Inc.'s and IWO Holdings' respective reports filed with the SEC, including each company's annual report on Form 10-K for the year ended December 31, 2004 as amended, and their respective quarterly reports on Form 10-Q filed in 2005. This document speaks only as of its date, and each of Sprint Nextel, Nextel and IWO Holdings disclaims any duty to update the information herein.

                               IWO Holdings, Inc.
                         ADJUSTED EBITDA RECONCILIATION

                                                                                             ESTIMATED
                                                                      TWELVE MONTH         TWELVE MONTH
                                                                     PERIOD ENDING         PERIOD ENDING
(DOLLARS IN MILLIONS)                                                JUNE 30, 2005       DECEMBER 31, 2006
----------------------------------------------------------------   ----------------     -------------------
OPERATING LOSS                                                             ($13.4)                   ($9.4)

Plus:  Depreciation & Amortization                                           38.4                     59.8
                                                                   ================     ===================
EBITDA                                                                      $25.0                    $50.4

Special Items:

     Plus:  Reorganization Expenses                                           5.9                      --

     Plus:  Fees for Management Services paid to US Unwired                   8.7                      --
                                                                   ----------------     -------------------

ADJUSTED EBITDA                                             (A)             $39.6                    $50.4
-----------------------------------------------------------------------------------------------------------

ACQUISITION CONSIDERATION                                   (B)             $ 427                    $ 427
                                                                   ================     ===================

ADJUSTED EBITDA MULTIPLE                                (B)/(A)             10.8x                     8.5x
-----------------------------------------------------------------------------------------------------------


Adjusted EBITDA is defined as operating loss plus depreciation and amortization and special items. This non-GAAP measure should be used in addition to, but not as a substitute for, GAAP operating results. Adjusted EBITDA is a calculation commonly used as a basis for investors, analysts and credit agencies to evaluate and compare the periodic and future operating performance and value of companies within the telecommunications industry.